Exhibit 10.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

REXNORD CORPORATION,

LAND NEWCO, INC.

AND

REGAL BELOIT CORPORATION

DATED AS OF FEBRUARY 15, 2021

i

Exhibits

Exhibit A	Form of Transition Services Agreement
Exhibit B	Separation Plan
Exhibit C	Real Estate Matters Agreement
Exhibit D	Intellectual Property Matters Agreement
Exhibit E	Tax Matters Agreement
Exhibit F	Employee Matters Agreement
Exhibit G	Transaction Accounting Principles

Schedules

Schedule 1.1(23)	Closing Working Capital
Schedule 1.1(108)(i)	Remainco Retained Assets (Retained Tangible Assets)
Schedule 1.1(108)(xiii)	Remainco Retained Assets (Permits)
Schedule 1.1(111)(i)	Remainco Retained IP
Schedule 1.1(112)(vii)	Remainco Retained Liabilities
Schedule 1.1(131)(v)(A)	Remainco Retained Assets (Contracts)
Schedule 1.1(131)(vi)	Spinco Assets (Contracts)
Schedule 1.1(131)(viii)	Spinco IP

Table of Contents

Schedule 1.1(131)(ix)	Spinco Patents
Schedule 1.1(131)(xii)	Spinco IT Assets
Schedule 1.1(137)	Spinco Current Assets
Schedule 1.1(138)	Spinco Current Liabilities
Schedule 1.1(146)(i)	Spinco Liabilities
Schedule 1.1(146)(vii)	Spinco Legal Proceedings
Schedule 2.1(a)	Spinco Group
Schedule 2.2(a)	Shared Contracts
Schedule 2.2(c)	Overhead Services Contracts
Schedule 2.6(b)	Remainco Owned Bank Accounts
Schedule 2.6(c)	Spinco Owned Bank Accounts
Schedule 2.11(a)(ii)	Guarantees and Credit Support Instruments
Schedule 2.19(a)	Certain Covenants
Schedule 3.4(a)	Closing Statement
Schedule 4.2(f)	Certain Indemnification
Schedule 4.2(g)	Certain Additional Indemnification
Schedule 8.18	Advisors

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of February 15, 2021, by and among: (i) Rexnord Corporation, a Delaware corporation (“Remainco”); (ii) Land Newco, Inc., a Delaware corporation and wholly owned indirect Subsidiary of Remainco (“Spinco”); and Regal Beloit Corporation, a Wisconsin corporation (“RMT Partner”) (each a “Party” and together, the “Parties”).

RECITALS

Whereas, Remainco is engaged, directly and indirectly, in the Spinco Business;

Whereas, the Board of Directors of Remainco (the “Remainco Board”) has determined that it is advisable and in the best interests of Remainco and Remainco’s stockholders to separate the Spinco Business from the other businesses of Remainco in the manner contemplated by this Agreement and the Agreement and Plan of Merger, dated the date hereof (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Remainco, Spinco, RMT Partner and Phoenix 2021, Inc., a Delaware corporation and a direct wholly owned Subsidiary of RMT Partner (“Merger Sub”);

Whereas, Rexnord, LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of Remainco (“Intermediateco”) currently owns all of the issued and outstanding shares of Spinco Common Stock;

Whereas, on the terms and subject to the conditions set forth herein, in order to effect such separation, Remainco will undertake the Internal Restructuring and, in connection therewith, effect the Spinco Contribution and, in exchange therefor, Spinco shall (i) issue to Intermediateco additional shares of Spinco Common Stock; and (ii) pay to Intermediateco the Cash Payment;

Whereas, on the terms and subject to the conditions set forth herein, following the completion of the Internal Restructuring, the Spinco Contribution and the payment of the Cash Payment, Intermediateco shall own all of the issued and outstanding shares of Spinco Common Stock and shall effect the Distributions;

Whereas, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Spin-Off and at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into Spinco, with Spinco surviving the Merger as a wholly owned direct Subsidiary of RMT Partner, and all outstanding shares of Spinco Common Stock shall be converted into the right to receive shares of common stock of RMT Partner on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law and the Wisconsin Code;

Whereas, for U.S. federal income tax purposes (i) the Spinco Contribution and the Second Distribution, taken together, are intended to qualify as a transaction described in Sections 355 and 368(a)(1)(D) of the Code, (ii) each of the Distributions (other than the First Distribution) is intended to qualify as a distribution described in Section 355 of the Code, (iii) the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (iv) each of this Agreement and the Merger Agreement constitute “a plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g); and

Whereas, the Parties desire to set forth the principal arrangements among them regarding the foregoing transactions and to make certain covenants and agreements specified herein in connection therewith and to prescribe certain conditions relating thereto.

Now, Therefore, in consideration of the foregoing and the covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I

DEFINITIONS

Section 1.1        General. As used in this Agreement, the following terms shall have the respective meanings set forth or referenced below:

(1)        “Accounting Principles” shall mean those accounting principles set forth on Exhibit G.

(2)        “Acquisitionco” shall have the meaning set forth in Section 3.1(a)(i).

(3)        “Adjustment Amount” shall mean the amount, which may be positive or negative, equal to the sum of:

(A)          if the Closing Working Capital is greater than the Target Working Capital, plus the absolute value of the amount of by which the Closing Working Capital exceeds the Target Working Capital;

(B)          if the Closing Working Capital is less than the Target Working Capital, minus the absolute value of the amount by which Closing Working Capital is less than the Target Working Capital;

(C)          if the Spinco Indebtedness is greater than $76,015,331, minus the absolute value of the amount by which the Spinco Indebtedness exceeds $76,015,331;

(D)          if the Spinco Indebtedness is less than $76,015,331, plus the absolute value of the amount by which the Spinco Indebtedness is less than $76,015,331;

(E)          if the Spinco Cash Amount is less than the Minimum Cash Amount, minus the absolute value of the amount by which the Spinco Cash Amount is less than the Minimum Cash Amount;

(F)           if the Spinco Cash Amount is greater than the Minimum Cash Amount, plus the absolute value of the amount by which the Spinco Cash Amount is greater than the Minimum Cash Amount;

(G)           minus the amount of any Transaction Expenses;

(H)          if the amount of Unfunded Pension Liabilities is greater than $92,000,000, minus the absolute value of the amount by which the amount of Unfunded Pension Liabilities is greater than $92,000,000; and

(I)            if the amount of Unfunded Pension Liabilities is less than $92,000,000, plus the absolute value of the amount by which the amount of Unfunded Pension Liabilities is less than $92,000,000.

(4)        “Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control,” when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of its Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of Remainco or Remainco’s stockholders prior to or, in the case of Remainco’s stockholders, after, the Separation Effective Time.

(5)        “Agreement” shall have the meaning set forth in the Preamble.

(6)        “Agreement Disputes” shall have the meaning set forth in Section 7.1(b).

(7)        “Ancillary Agreements” shall mean the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Real Estate Matters Agreement, the Intellectual Property Matters Agreement, any and all Conveyancing and Assumption Instruments and any other agreements to be entered into by and between any member of the Remainco Group, on one hand, and any member of the Spinco Group (and/or the RMT Partner Group), on the other hand, at or prior to the Effective Time in connection with the Internal Restructuring, the Distributions and/or the Merger.

(8)        “Applicable Period” shall have the meaning set forth in Section 5.2.

(9)        “Appointed Representative” shall have the meaning set forth in Section 7.1(a).

(10)      “Asset Transferors” shall mean the Entities transferring Assets to Spinco or Remainco, as the case may be, or one of their respective Subsidiaries in order to consummate the transactions contemplated hereby or by the Ancillary Agreements.

(11)      “Assets” or “Asset” shall mean all rights, title and ownership interests (including Intellectual Property) in and to all properties, claims, Contracts, businesses or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Entity.

(12)      “Assume” shall have the meaning set forth in Section 2.1(c)(i); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(13)      “Audited Party” shall have the meaning set forth in Section 5.2(a)(i).

(14)      “Benefit Arrangement” shall have the meaning set forth in the Employee Matters Agreement.

(15)      “Bloomberg” shall mean Bloomberg Financial Markets, L.P.

(16)      “Business” shall mean the Remainco Retained Business or the Spinco Business, as applicable.

(17)      “Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions are authorized or required by applicable Legal Requirements to be closed in the State of Wisconsin.

(18)      “Cash Equivalents” shall mean consolidated (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, minus the amount of any outbound checks, plus the amount of any deposits in transit.

(19)      “Cash Payment” shall mean an amount equal to $486,827,669, with such Cash Payment to be paid from the proceeds of the Spinco New Debt.

(20)      “Chosen Courts” shall have the meaning set forth in Section 8.14.

(21)      “Closing” shall have the meaning set forth in the Merger Agreement.

(22)      “Closing Statement” shall have the meaning set forth in Section 3.4(a)(i).

(23)      “Closing Working Capital” shall mean an amount equal to: (i) Spinco Current Assets; minus (ii) Spinco Current Liabilities, in each case, prepared in accordance with the Accounting Principles determined in a form and format consistent with the example calculation of Closing Working Capital set forth on Schedule 1.1(23), in each case, only to the extent composed of Spinco Assets or Spinco Liabilities. For the avoidance of doubt, Closing Working Capital shall not include any proceeds of the Spinco New Debt, nor any amounts taken into account in the calculation of the Spinco Cash Amount, Spinco Indebtedness or Unfunded Pension Liabilities.

(24)      “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(25)      “Commission” shall mean the United States Securities and Exchange Commission.

(26)      “Competing RMT Partner Business” shall have the meaning set forth in Section 2.13(a)(i).

(27)      “Confidential Information” shall mean all information and materials (including trade secrets, software programs, intellectual property, data files, source code, computer chips, system designs and product designs, whether or not marked as confidential, whether furnished before or after the date hereof, whether oral, written or electronic, and regardless of the manner in which it is furnished, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials) (i) with respect to RMT Partner and Spinco (and members of their respective Groups), that relates to RMT Partner, the RMT Partner Group, the Spinco Group, Spinco Business, any Spinco Assets or any Spinco Liabilities or that was acquired by Remainco or any member of its Group after the Separation Effective Time pursuant to Article V or otherwise in accordance with this Agreement or any Ancillary Agreement and (ii) with respect to Remainco (and any member of its Group), that relates to the Remainco Group, the Remainco Retained Business, any Remainco Retained Assets or any Remainco Retained Liabilities or that was acquired by RMT Partner or Spinco (or any member of their respective Groups) after the Separation Effective Time pursuant to Article V or otherwise in accordance with this Agreement or any Ancillary Agreement; except for any information or materials that (A) was or becomes available to the receiving Party or any of its Representatives on a non-confidential basis from a source other than the disclosing Party or any of its Representatives; provided that, such other source is not known by the receiving Party or any of its Representatives to be bound by a confidentiality obligation to the disclosing Party or any of its Affiliates, (B) was or becomes generally available to the public (other than as a result of a breach by the receiving Party or any of its Representatives of this Agreement or a violation by the receiving Party or any of its Representatives of any other non-use or confidentiality obligation to the disclosing Party or any of its Affiliates), (C) was previously in the possession of the receiving Party or any of its Representatives prior to disclosure to the receiving Party or its Representatives; provided that, such information or materials is not known by the receiving Party or any of its Representatives to be subject to another confidentiality agreement or other obligation of secrecy to the disclosing Party or any of its Affiliates or (D) is or was independently developed by the receiving Party or any of its Representatives without derivation from, reference to or reliance upon, or using in any manner, the Confidential Information and without violating any of the confidentiality obligations under this Agreement. It is understood that, with respect to the confidentiality obligations of Remainco and the Remainco Group, on the one hand, and the confidentiality obligations of Spinco and the Spinco Group, on the other hand, information or materials known to one Group as a result of the association of such Groups prior to the Separation Effective Time shall be deemed to have been furnished on a confidential basis and that the Group as to which such information pertains shall be deemed to have been the disclosing Party for purposes of this definition, and the Group to which such Information becomes known shall be deemed to be the receiving Party for purposes of this definition.

(28)      “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

(29)      “Continuing Arrangements” shall mean:

(i)            this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the Parties or any of the members of their respective Groups); and

(ii)           any Contracts or intercompany accounts solely between or among members of the Spinco Group.

(30)      “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, or legally binding commitment or undertaking of any nature, but excluding any Benefit Arrangement and any insurance policy funding benefits under any Benefit Arrangement.

(31)      “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, including the related local asset transfer agreements, local assumption agreements, local stock transfer agreements, and other documents entered into prior to the Separation Effective Time or to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement.

(32)      “Copyrights” shall have the meaning set forth in Section 1.1(66)(iii).

(33)      “Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds, bankers’ acceptances, or other similar arrangements.

(34)      “Debtco” has the meaning set forth in Section 3.1(a).

(35)      “Defined Benefit Pension Plans” shall mean the Spinco Pension Plan and each other Spinco Benefit Arrangement (each as defined in the Employee Matters Agreement) that is a defined benefit pension plan.

(36)      “Disputed Items” shall have the meaning set forth in Section 3.4(b)(ii).

(37)      “Distribution Date” shall mean the date, as shall be determined by the Remainco Board (or its designee), on which the Distributions occur.

(38)      “Distributions” shall have the meaning set forth in Section 3.1(a)(iv).

(39)      “Effective Time” shall have the meaning set forth in the Merger Agreement.

(40)      “Employee Matters Agreement” shall mean the Employee Matters Agreement, dated as of the date hereof, by and among Remainco, Spinco and RMT Partner and attached hereto as Exhibit F.

(41)      “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(42)      “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

(43)      “Environmental Law” shall mean all Legal Requirements relating to pollution or the protection of human health or safety, the environment or natural resources, including Legal Requirements relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, recycling, storage, transport or handling of Hazardous Substances and all Legal Requirements with regard to recordkeeping, notification, packaging, registration, labeling, disclosure and reporting requirements respecting Hazardous Substances, and all Legal Requirements relating to the protection of endangered or threatened species of fish, wildlife and plants.

(44)      “Environmental Permit” shall mean any Permit issued by any Governmental Body pursuant to Environmental Laws.

(45)      “Exchange Agent” shall mean a nationally recognized bank or trust company reasonably acceptable to both Parties, as appointed pursuant to the Merger Agreement.

(46)      “Final Adjustment Amount” shall have the meaning set forth in Section 3.4(c).

(47)      “First Distribution” shall have the meaning set forth in Section 3.1(a).

(48)      “Former Business” shall mean any Entity, division, business unit or business (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the Spinco Group or the Remainco Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part), in each case, prior to the Separation Effective Time.

(49)      “Former Spinco Sites” shall mean any site formerly owned, leased, operated or occupied in connection with the Spinco Business or a Spinco Former Business.

(50)      “GAAP” means U.S. generally accepted accounting principles.

(51)      “Governmental Authorization” shall mean any: (i) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (ii) right under any Contract with any Governmental Body.

(52)      “Governmental Body” shall mean any: (i) nation, state, commonwealth, province, territory, county, political subdivision, municipality, district, judiciary, executive branch, legislature or other jurisdiction of any nature; (ii) federal, state, local, municipal, domestic, foreign, multinational or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (iv) self-regulatory organization (including the New York Stock Exchange).

(53)      Reserved.

(54)      “Group” shall mean (i) with respect to Remainco, the Remainco Group, (ii) with respect to Spinco, the Spinco Group and (iii) with respect to RMT Partner, the RMT Partner Group.

(55)      “Guaranteed Obligations” shall have the meaning set forth in Section 2.18.

(56)      “Guaranty Release” shall have the meaning set forth in Section 2.11(b).

(57)      “Hazardous Substance” shall mean (a) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “radioactive materials,” or designations of similar import under any Environmental Law, (b) petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances, including PFOA, PFOS, GenX, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, or (c) any other chemical, material or substance that is regulated or for which Liability can be imposed under any Environmental Law.

(58)      “Indebtedness”, with respect to any Person, means, without duplication, and including the principal of and any accrued and unpaid interest and accrued and unpaid commitment fees thereon, premiums, penalties, costs payable in connection with payment or prepayment (including any breakage costs, prepayment or early termination penalties, foreign currency charges or conversion expenses), fees or other amounts owing in respect of the aggregate amount outstanding with respect to any of the following of such Person: (i) obligations for borrowed money; (ii) obligations evidenced by bonds, debentures, notes, debt securities or other similar instruments; (iii) obligations under any letters of credit, performance bonds, surety bonds, bankers acceptances or similar instruments to the extent drawn and not reimbursed, (iv) obligations under leases which have been, or are required to be in accordance with GAAP, capitalized leases, (v) obligations pursuant to, or under, any interest rate, currency, commodity or other swap, collar, cap, derivative or other hedging or similar agreements or arrangements, (vi) obligations in respect of the deferred purchase price of property and services, including any earn-out or similar obligations; (vii) any guaranties of, or any Encumbrance affecting such Person or its assets (including, in respect of the Spinco Group, the Spinco Assets) relating to, any obligations of the types described in the preceding clauses (i) – (vi), inclusive, of any other Person.

(59)      “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Legal Proceedings and demands, assessments, judgments, settlements and compromises relating thereto) provided, however, that “Indemnifiable Loss” and “Indemnifiable Losses” shall not include any (i) punitive, special or exemplary damages or damages based on a multiple (including any multiple based on earnings or profits) or (ii) any speculative damages or damages that are not reasonably foreseeable, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a Third-Party Claim.

(60)      “Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

(61)      “Indemnitee” shall have the meaning set forth in Section 4.4(a).

(62)      “Indemnity Payment” shall have the meaning set forth in Section 4.7(a).

(63)      “Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, personal information of customers (including prospects), including customer names and contact information, and employee files and information, technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s or its Group’s product or facilities (including product or facility specifications and documentation); engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; quality assurance policies, procedures and specifications; evaluation and/validation studies; process control and/or shop-floor control strategies, logic or algorithms; databases; product costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to research, engineering, development and manufacturing; communications, correspondence, materials, product literature, artwork, files and documents; and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

(64)      “Insurance Policies” shall mean all insurance contracts of any kind (including claim administration contracts, but excluding insurance contracts funding benefits under any Benefit Arrangement), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors’ and officers’ liability, automobile, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds (excluding Self-Insurance), together with the rights, benefits and privileges thereunder of any kind.

(65)      “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier, (ii) paid by an insurance carrier on behalf of the insured or (iii) received (including by way of setoff) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively-rated premium adjustments) and net of any costs or expenses, including Taxes, incurred in connection with the receipt thereof but for the avoidance of doubt, excluding proceeds or payments from Self-Insurance.

(66)      “Intellectual Property” shall mean all U.S. and foreign intellectual property and intellectual property and rights analogous thereto of any kind or nature, including all: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, brand names, corporate names, trade names, internet domain names, social media accounts/handles and addresses and other similar designations of source or origin, together with the goodwill associated with the use of and symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, industrial property rights, and any and all related national or international counterparts thereto, including any renewals, divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions, and extensions thereof (collectively, “Patents”); (iii) copyrights, copyrightable subject matter, and works of authorship, whether copyrightable or not (collectively, “Copyrights”); (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions (whether or not patentable), discoveries, improvements, processes, formulae (including product formulations), data, models, methodologies, inventor’s notes, specifications, designs, plans, proposals and technical data, business and marketing plans, market know-how and customer lists and information (collectively, “Know-How”); (v) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (collectively, “Software”); (vi) applications and registrations for the foregoing; (vii) rights, titles and interests in or relating to any of the foregoing, whether protected, created or arising under the laws of the U.S. or any foreign jurisdiction; (viii) royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any of the foregoing; and (ix) claims, causes of action, and remedies including claims for damages, restitution, and injunctive or other legal or equitable relief against past, present, and future infringement, misappropriation, or other violation relating to any of the foregoing.

(67)      “Intellectual Property Agreements” shall mean all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral relating to any of the Spinco IP.

(68)      “Intellectual Property Matters Agreement” shall mean the Intellectual Property Matters Agreement between Remainco and Spinco, dated as of the date hereof and attached hereto as Exhibit D.

(69)      “Intercompany Account” shall mean any receivable, payable or loan between any member of the Remainco Group, on the one hand, and any member of the Spinco Group, on the other hand, in effect at or immediately prior to the Separation Effective Time, except for any such receivable, payable or loan that arises pursuant to any Continuing Arrangement and provided that, for avoidance of doubt, guarantees and Credit Support Instruments described in Section 2.11 shall not be considered Intercompany Accounts.

(70)      “Intermediateco” shall have the meaning set forth in the Recitals.

(71)      “Internal Restructuring” shall mean the allocation and transfer or assignment of Assets and Liabilities in accordance with the terms of this Agreement, including by means of the Conveyancing and Assumption Instruments and/or pursuant to the Spinco Contribution, resulting in (i) the Spinco Group owning and operating the Spinco Business (through its ownership and Assumption of the Spinco Assets and Spinco Liabilities), and (ii) the Remainco Group continuing to own and operate the Remainco Retained Business, in each case, in accordance with the Separation Plan (as the same may be updated in accordance with this Agreement) or, with respect to transfers of Spinco Assets (other than those assets set forth in Section (131)(i), which are addressed in Section 2.1(a)) not contemplated by the Separation Plan, in such manner as Remainco and RMT Partner may reasonably agree.

(72)      “IT Assets” shall mean all computer systems, telecommunications equipment, internet protocol addresses, data rights, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems and documentation, reference, resource and training materials relating thereto.

(73)      “Know-How” shall have the meaning set forth in Section 1.1(66)(iv).

(74)      “Land Commitment Letter” shall have the meaning set forth in the Merger Agreement.

(75)      “Legal Proceeding” shall mean any action, complaint, suit, demand, claim, countersuit, litigation, subpoena, case, mediation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, review, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body, or grand jury, or mediation tribunal, or any arbitrator or arbitration panel.

(76)      “Legal Requirement” shall mean any federal, state, local, municipal, provincial, domestic, foreign, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, binding directives, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

(77)      “Liabilities” or “Liability” shall mean any and all liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Legal Requirement (including Environmental Law), Legal Proceeding, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

(78)      “Merger” shall have the meaning set forth in the Recitals.

(79)      “Merger Agreement” shall have the meaning set forth in the Recitals.

(80)      “Merger Sub” shall have the meaning set forth in the Recitals.

(81)      “Minimum Cash Amount” mean $192,500,000.

(82)      “Notice of Objection” shall have the meaning set forth in Section 3.4(b)(i).

(83)      “Other Party’s Auditors” shall have the meaning set forth in Section 5.2(a)(i).

(84)      “Party” and “Parties” shall have the respective meanings set forth in the Preamble.

(85)      “Patents” shall have the meaning set forth in Section 1.1(66)(ii).

(86)      “Permit” shall mean any permit, license, certificate, authorization, waiver, consent, authorization, approval, registration, filing, qualification, franchise or other similar consent granted or issued by any Governmental Body.

(87)      “Person” shall mean any natural person, Entity or Governmental Body.

(88)      “Post-Closing Claims” shall have the meaning set forth in Section 6.1(c).

(89)      “Pre-Closing Occurrence-Based Policies” shall have the meaning set forth in Section 6.1(c).

(90)      “Privilege” shall have the meaning set forth in Section 5.7(a)(i).

(91)      “Privileged Information” shall means Information that is subject to Privilege.

(92)      “Real Estate Matters Agreement” shall mean the Real Estate Matters Agreement between Remainco, Spinco and RMT Partner, dated as of the date hereof and attached hereto as Exhibit C.

(93)      “Record Date” shall mean the close of business on date determined by the Remainco Board to be the record date for determining the holders of Remainco Common Stock entitled to receive Spinco Common Stock in the Spin-Off.

(94)      “Record Holders” shall mean holders of Remainco Common Stock on the Record Date.

(95)      “Records” shall mean any Contracts, documents, books, records or files.

(96)      “Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(97)      “Remainco” shall have the meaning set forth in the Preamble.

(98)      “Remainco Accounts” shall have the meaning set forth in Section 2.6(a).

(99)      “Remainco Asset Transferee” shall mean any Entity that is or will be a member of the Remainco Group to which Remainco Retained Assets shall be or have been transferred, directly or indirectly, at or prior to the Separation Effective Time by an Asset Transferor (or which assets are already held by such Entity) in order to consummate the transactions contemplated hereby or by any Ancillary Agreement.

(100)    “Remainco Board” shall have the meaning set forth in the Recitals.

(101)    “Remainco Common Stock” shall mean the common stock of Remainco, par value $0.01 per share.

(102)    “Remainco CSIs” shall have the meaning set forth in Section 2.11(d).

(103)    “Remainco Group” shall mean (i) Remainco, the Remainco Retained Business and each Entity that is a Subsidiary of Remainco as of immediately following the Separation Effective Time and (ii) each Entity that becomes a Subsidiary of Remainco after the Separation Effective Time.

(104)    “Remainco Indemnitees” shall mean each member of the Remainco Group from and after the Separation Effective Time and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Remainco Group, and each of their respective successors and permitted assigns, except, for the avoidance of doubt, the Spinco Indemnitees.

(105)    “Remainco Insurance Policies” shall mean Insurance Policies of any member of the Remainco Group.

(106)    “Remainco Released Liabilities” shall have the meaning set forth in Section 4.1(a)(i).

(107)    “Remainco Restricted Business” shall have the meaning set forth in Section 2.13(d)

(108)    “Remainco Retained Assets” shall mean:

(i)            the categories of Assets listed or described on Schedule 1.1(108)(i) (“Retained Tangible Assets”) located at any Spinco Site, which are to be retained by any member of the Remainco group;

(ii)           any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by Remainco or any other member of the Remainco Group;

(iii)          any and all Assets that are owned, leased, or licensed or contracted for, at or prior to the Separation Effective Time, by Remainco and/or any of its Subsidiaries, that are not Spinco Assets;

(iv)          any and all Assets that are acquired or otherwise become an Asset of the Remainco Group after the Separation Effective Time;

(v)           any and all Remainco Retained IP;

(vi)          all IT Assets other than Spinco IP or Spinco IT Assets;

(vii)         (A) the employment and personnel records of Remainco’s and its Affiliates’ employees who are not Spinco Transferred Employees (as defined in the Employee Matters Agreement) and (B) any employment and personnel records of the Spinco Transferred Employees, the transfer of which is prohibited by law or otherwise by reason of any agreement with Spinco Transferred Employees or any Person representing any of them;

(viii)        subject to any rights set forth in the Tax Matters Agreement, all financial and Tax records relating to the Spinco Business that form part of the general ledger of Remainco or any of its Affiliates (other than the members of the Spinco Group), any working papers of Remainco’s auditors, and any other Tax records (including accounting records) of Remainco or any of its Affiliates (other than the members of the Spinco Group);

(ix)          other than rights to enforce the confidentiality provisions of any confidentiality, non-disclosure or other similar Contracts to the extent related to Confidential Information of the Spinco Business, and subject to and except as otherwise provided in Section 5.7, all confidential attorney-client privileged communications with legal counsel representing Remainco or its Affiliates occurring on or prior to the Separation Effective Time and relating to the negotiation and consummation of the transactions contemplated by this Agreement and the right to assert the attorney-client privilege with respect thereto;

(x)           any information regarding bids received from third parties and confidential analyses relating to the potential divestiture of all or part of the Spinco Business;

(xi)          any Remainco Retained Contracts;

(xii)         the portion of any Shared Contracts not assigned to Spinco pursuant to Section 2.2, subject to the rights of Spinco and the obligations of the Parties set forth in Section 2.2;

(xiii)         (A) all Permits which have been issued by any Governmental Body that are related to the Spinco Business but are not transferable (subject to Section 2.5) and (B) the Permits set forth on Schedule 1.1(108)(xiii);

(xiv)         (A) the offices, manufacturing facilities and other owned real property allocated to a member of the Remainco Group pursuant to the Real Estate Matters Agreement and (B) the leases, subleases, licenses or other agreements governing the leased real property allocated to a member of the Remainco Group pursuant to the Real Estate Matters Agreement in each case, subject to the terms and conditions of the Real Estate Matters Agreement;

(xv)          all Cash Equivalents (except for the Spinco Cash Amount); and

(xvi)         any and all Remainco Insurance Policies.

(109)    “Remainco Retained Business” shall mean (i) those businesses operated by the Remainco Group prior to the Separation Effective Time other than the Spinco Business and (ii) those businesses acquired or established by or for any member of the Remainco Group after the Separation Effective Time.

(110)    “Remainco Retained Contracts” shall have the meaning set forth in Section 1.1(131)(v).

(111)    “Remainco Retained IP” shall mean all Intellectual Property owned or controlled by the Remainco Group, other than Spinco IP, including (i) the Intellectual Property listed on Schedule 1.1(111)(i) and (ii) any Intellectual Property licensed to Spinco or the Spinco Group pursuant to the Intellectual Property Matters Agreement.

(112)    “Remainco Retained Liabilities” shall mean:

(i)            all Liabilities of Remainco or its Subsidiaries to the extent such Liabilities are not Spinco Liabilities as of the Separation Effective Time;

(ii)           Liabilities for Indebtedness of Remainco, the Remainco Group, Spinco or the Spinco Group (other than Spinco Indebtedness, the Spinco New Debt and Indebtedness solely between or among members of the Spinco Group);

(iii)          all Liabilities (including those relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor engaged by any member of the Remainco Group or, to the extent the relevant engagement was entered into prior to the Separation Effective Time, any member of the Spinco Group) incurred by or on behalf of any member of the Remainco Group or, prior to the Separation Effective Time, the Spinco Group, in connection with the transactions contemplated by this Agreement or the Ancillary Agreements (other than, for the avoidance of doubt, to the extent otherwise provided in the Merger Agreement or any Ancillary Agreement); provided that the foregoing shall not include any fees, commissions or expenses with respect to the Spinco New Debt;

(iv)          all Liabilities to the extent relating to or arising out of the conduct and operation of any business (other than the Spinco Business) of the Remainco Group, whether prior to, at or after the Separation Effective Time; and any Liability relating to, arising out of or resulting from any act or failure to act by any directors, officers, partners, managers, employees or agent of any member of the Remainco Group or liability of any director, officer or manager of Remainco or any of its Subsidiaries to the stockholders of Remainco (whether or not such act or failure to act is or was within such Person’s authority) relating to acts or omissions at or prior to the Separation Effective Time;

(v)           any Liabilities to the extent relating to or arising out of the ownership, operation or use of any Remainco Retained Asset, whether before or after the Separation Effective Time;

(vi)          all Liabilities to the extent arising under the allocated portion of any Shared Contract in accordance with Section 2.2 or any Remainco Retained Contract or other Contract that is assigned to a member of the Remainco Group;

(vii)         all Liabilities set forth on Schedule 1.1(112)(vii); and

(viii)        all other Liabilities of Remainco and its Subsidiaries that are expressly contemplated by this Agreement or any other Ancillary Agreement as Liabilities to be retained or assumed by Remainco or any other member of the Remainco Group.

(113)    “Representatives” shall mean with respect to an Entity, the directors, officers, other employees, agents, attorneys, accountants, investment bankers and other advisors and representatives of such Entity.

(114)    “Resolution Period” shall have the meaning set forth in Section 3.4(b)(ii).

(115)    “Retained Tangible Assets” shall have the meaning set forth in Section 1.1(108)(i).

(116)    “RMT Partner” shall have the meaning set forth in the Preamble.

(117)    “RMT Partner Group” shall mean RMT Partner and each Entity that is or becomes a Subsidiary of RMT Partner (including, after the Effective Time, the Spinco Group).

(118)    “RMT Partner Restricted Business” shall have the meaning set forth in Section 2.13(a).

(119)    “Second Distribution” shall have the meaning set forth in Section 3.1(a).

(120)    “Securitization Agreements” shall mean each of (i) that certain Amended and Restated Receivables Sale and Servicing Agreement dated as of September 25, 2020, by and among each of the parties thereto from time to time as originators, Rexnord Funding LLC, and Rexnord Industries, LLC, and (ii) that certain Receivables Funding and Administration Agreement dated as of September 25, 2020, by and among Rexnord Funding LLC, the financial institutions signatory thereto from time to time as lenders, and Mizuho Bank, LTD.

(121)    “Self-Insurance” shall mean any portion of risk that is not financially transferred to a third party unaffiliated insurance company, and shall include, without limitation, deductibles, self-insured retentions, and captive insurance.

(122)    “Separation Effective Time” shall mean the time the Spin-Off occurs on the Distribution Date.

(123)    “Separation Plan” shall mean the Separation Plan set forth as Exhibit B hereto, as amended, supplemented or modified from time to time in accordance with this Section 1.1(123). From the date of this Agreement, Remainco shall promptly provide to RMT Partner any information that RMT Partner reasonably requests in order to assess any potential changes or amendments to the Separation plan to be proposed by Remainco. Remainco may amend, supplement or modify the Separation Plan; provided, however, any material amendment, supplementation or modification of the Separation Plan, including any amendment, supplementation or modification of the Separation Plan that could affect the conditions precedent to the Merger or the Distributions, impact the ability of the Spinco Group, the Spinco Business or the RMT Partner Group to obtain financing, or adversely affect the tax position of the Spinco Group, the Spinco Business or RMT Partner, shall require the prior written consent of the RMT Partner (such consent not to be unreasonably withheld, conditioned or delayed).

(124)    “Shared Contract” means those Contracts (or categories of Contracts, as applicable) set forth in Schedule 2.2(a).

(125)    “Software” shall have the meaning set forth in Section 1.1(66)(v).

(126)    “Spin-Off” shall have the meaning set forth in Section 3.1(a).

(127)    “Spinco” shall have the meaning set forth in the Preamble.

(128)    “Spinco Accounts” shall have the meaning set forth in Section 2.6(a).

(129)    “Spinco Asbestos Product Liabilities” shall mean any Liabilities on account of or related to asbestos or silica actually or allegedly arising out of, or relating to, any product actually or alleged to have been manufactured, sold, or distributed by or on behalf of the Spinco Group, any alleged predecessor of the Spinco Group or a Spinco Former Business.

(130)    “Spinco Asset Transferee” shall mean any Entity that is or will be a member of the Spinco Group to which Spinco Assets shall be or have been transferred, directly or indirectly, at or prior to the Separation Effective Time by an Asset Transferor in order to consummate the transactions contemplated hereby or by any Ancillary Agreement.

(131)    “Spinco Assets” shall mean, without duplication, and excluding any Remainco Retained Assets, the following:

(i)            all interests in the capital stock of, or any other equity interests in, the members of the Spinco Group held, directly or indirectly, by Remainco immediately prior to the First Distribution (other than Spinco);

(ii)           all Spinco Current Assets;

(iii)          any and all Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or retained by any member of the Spinco Group;

(iv)          (A) the offices, manufacturing facilities, warehouse facilities and repair facilities set forth on Schedule 1 of the Real Estate Matters Agreement, (B) the owned real property allocated to a member of the Spinco Group pursuant to the Real Estate Matters Agreement and (C) the leases, subleases, licenses or other agreements governing the leased real property allocated to a member of the Spinco Group pursuant to the Real Estate Matters Agreement, in each case, subject to the terms and conditions of the Real Estate Matters Agreement;

(v)           All Contracts that are primarily related to and primarily used in the Spinco Business (other than (A) those contracts listed on Schedule 1.1(131)(v)(A) (the “Remainco Retained Contracts”), (B) Intellectual Property Agreements, which are addressed in Section 1.1(131)(viii) below and (C) Shared Contracts which are addressed in Section 1.1(131)(vii) below), in each case, any rights or claims arising thereunder;

(vi)          those Contracts set forth in Schedule 1.1(131)(vi);

(vii)         the portion of any Shared Contracts assigned to Spinco pursuant to Section 2.2, subject to the rights of Remainco and the obligations of the Parties set forth in Section 2.2 and, in each case, any rights or claims arising thereunder;

(viii)        all Intellectual Property (other than Patents) and Intellectual Property Agreements to the extent related to the Spinco Business, other than Remainco Retained IP, including the Intellectual Property applications, issuances and registrations set forth on Schedule 1.1(131)(viii) (together with the Spinco Patents, the “Spinco IP”) other than any Shared Contracts or Remainco Retained Contracts which are addressed in Section 1.1(131)(vii) and Section 1.1(131)(v) respectively;

(ix)          all Patents to the extent related to the Spinco Business, other than Remainco Retained IP, including the Patents set forth on Schedule  1.1(131)(ix) (the “Spinco Patents”) other than any Shared Contracts or Remainco Retained Contracts which are addressed in Section 1.1(131)(vii) and Section 1.1(131)(v) respectively;

(x)           all Permits which have been issued by any Governmental Body and (A) which relate primarily to, or are used primarily in, the Spinco Business or (B) which are primarily associated with or related to any Spinco Site, but, in the case of each of clauses (A) and (B), only to the extent transferable;

(xi)          all Information to the extent related to the Spinco Business;

(xii)         excluding any Intellectual Property (which is addressed in Section 1.1(131)(viii) and Section 1.1(131)(ix)), all IT Assets to the extent exclusively used or exclusively held for use in the Spinco Business, all IT Assets allocated to the Spinco Business pursuant to any plan developed by the Parties for the Systems Separation in accordance with Section 2.16, including the IT Assets listed (or the general categories of which are listed) on Schedule  1.1(131)(xii) (“Spinco IT Assets”) (and other than Shared Contracts or Remainco Retained Contracts which are addressed in Section 1.1(131)(vii) and Section 1.1(131)(v) respectively);

(xiii)         excluding any IT Assets and Retained Tangible Assets, all fixtures, machinery, equipment, tools, automobiles, trucks and other transportation equipment, office equipment, furnishings and other tangible property that (A) is primarily used in the Spinco Business or (B) is located at a Spinco Site; “Spinco Site” shall mean a physical site of which the ownership or a leasehold or subleasehold interest is being transferred to or retained by a member of the Spinco Group pursuant to the Real Estate Matters Agreement, other than those sites set forth on Schedule 3 of the Real Estate Matters Agreement which are subject to a subdivision, a lease or sublease back to a member of the Remainco Group as of the Separation Effective Time, in each case excluding Retained Tangible Assets and any such tangible property owned by Persons other than Remainco and its Subsidiaries as of immediately prior to the Separation Effective Time;

(xiv)         any and all goodwill of the Spinco Business and Spinco IP;

(xv)          all rights to causes of action, lawsuits, judgments, claims and demands, and recoveries from third parties in respect thereof, in each case, to the extent related to the Spinco Business;

(xvi)         the Spinco Cash Amount and all bank accounts, lock boxes and other deposit arrangements to the extent used in, held for use in or related to the Spinco Business; and

(xvii)        subject to Section 6.1 (including any limitations or obligations of any member of the RMT Partner Group or Spinco Group thereunder) and subject to the terms of the applicable Remainco Insurance Policies, the rights of any member of the Spinco Group under any Pre-Closing Occurrence-Based Policies (it being understood that any retrospective premiums, deductibles or other similar obligations arising from any claim(s) by or on behalf of any Spinco Group member under such Pre-Closing Occurrence- Based Policies shall be borne by the RMT Partner Group); provided further that nothing in this clause (xvii) shall be deemed to constitute (or to reflect) an assignment of any or all of such Pre-Closing Occurrence-Based Policies themselves (as distinguished from a grant of a right to access coverage under such Pre-Closing Occurrence-Based Policies for the Spinco Liabilities, as provided in Section 6.1), to Spinco or any member of the Spinco Group; and

(xviii)       all other Assets (other than any Assets that are listed in clauses (i) through (xvii) of this Section 1.1(131)), each of which are subject to the qualifications in this definition of “Spinco Assets”) that are held by the Spinco Group or the Remainco Group immediately prior to the Separation Effective Time that primarily relate to or are primarily used by the Spinco Business as conducted immediately prior to the Separation Effective Time.

Notwithstanding anything to the contrary herein, for the avoidance of doubt, the Spinco Assets shall not include (i) any Assets that are expressly provided by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Remainco Group (including all Remainco Retained Assets).

(132)    “Spinco Borrower” shall have the meaning set forth in Section 3.3.

(133)    “Spinco Business” shall mean the business of designing, manufacturing, marketing, distributing and selling power transmission components which consist of industrial bearings, aerospace bearings, gears, and seals, conveyor belts, conveyor chains, conveying components, industrial chain, couplings, gear drives and related components and power transmission drive components, such as brakes, shaft locking devices, clutches, and torque limiters, and marketing and selling services related to each of the foregoing, as conducted by Remainco or any of its Affiliates as of immediately prior to the Separation Effective Time.

(134)    “Spinco Cash Amount” shall mean the aggregate amount of Cash Equivalents in accounts held by a member of the Spinco Group as of immediately prior to the Calculation Measurement Time (without giving effect to the Cash Payment); provided, however, that the term “Spinco Cash Amount” shall not include any proceeds of the Spinco New Debt. For the avoidance of doubt, the Spinco Cash Amount shall not include any amounts taken into account in the calculation of Closing Working Capital.

(135)    “Spinco Common Stock” shall mean the common stock of Spinco, par value $0.01 per share.

(136)    “Spinco Contribution” shall mean the Transfer of Assets from the applicable member of the Remainco Group to Spinco and the Assumption of Liabilities by Spinco from the applicable members of the Remainco Group pursuant to the Internal Restructuring or otherwise arising out of or resulting from the transactions contemplated by this Agreement.

(137)    “Spinco Current Assets” shall mean the current Assets as of the Calculation Measurement Time of the Spinco Business as described on Schedule  1.1(137), but in all events excluding all Cash Equivalents.

(138)    “Spinco Current Liabilities” shall mean the current Liabilities as of the Calculation Measurement Time of the Spinco Business as described on Schedule  1.1(138), subject to any discharge of any of such Liabilities subsequent to the date hereof.

(139)    “Spinco Environmental Matters” shall mean: (i) any actual or alleged violation of, breach of or non-compliance with any Environmental Laws or Environmental Permits by or relating to the Spinco Group (or any predecessor thereto), the Spinco Business or any Spinco Former Business; (ii) the presence, Release or threatened Release of or exposure to any Hazardous Substance at, to, on, in, under or from any Spinco Site or Former Spinco Site; (iii) the transportation, treatment, storage, handling, Release or disposal of any Hazardous Substance or the arrangement for such activities at or to any off-site location by or on behalf of the Spinco Group (or any of their predecessors), the Spinco Business or any Spinco Former Business; and (iv) any agreement or operation of law pursuant to which the Spinco Group has or may become liable for any of the foregoing, including as successor in interest under any agreements pursuant to which the Spinco Group or Remainco Group or any of their respective predecessors has retained Liability or provided an indemnification with respect to a counterparty, which Liability would fall within the scope of clauses (i) – (iii) above.

(140)    “Spinco Former Businesses” shall mean (i) any Former Business that, at the time of sale, conveyance, assignment, transfer, disposition, divestiture (in whole or in part) or discontinuation, abandonment, completion or termination of the operations, activities or production thereof, was operated or managed by, or associated with, the Spinco Business as then conducted; and (ii) any predecessor business of the Spinco Group (or Remainco on behalf of the Spinco Group).

(141)    “Spinco Group” shall mean Spinco and each Entity that is a Subsidiary of Spinco as of immediately prior to the Effective Time (but after giving effect to the Internal Restructuring), and each Entity that becomes a Subsidiary of Spinco after the Effective Time.

(142)    “Spinco Indebtedness” shall mean the amount of Indebtedness of each member of the Spinco Group as of immediately prior to the Calculation Measurement Time; provided, however, that the term “Spinco Indebtedness” shall not include (i) any Indebtedness between wholly owned members of the Spinco Group; (ii) the Spinco New Debt; or (iii) the amounts included as a Spinco Current Liability in Closing Working Capital.

(143)    “Spinco Indemnitees” shall mean each member of the Spinco Group or the RMT Partner Group from and after the Separation Effective Time and all Persons who are or have been stockholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Spinco Group or the RMT Partner Group, and each of their respective successors and permitted assigns.

(144)    “Spinco IP” shall have the meaning set forth in Section 1.1(131)(viii).

(145)    “Spinco IT Assets” shall have the meaning set forth in Section 1.1(131)(xii).

(146)    “Spinco Liabilities” shall mean the following Liabilities of Remainco and its Subsidiaries, other than any Remainco Retained Liabilities:

(i)            any and all Liabilities: (a) to the extent arising out of or resulting from the operation or conduct of the Spinco Business or any Spinco Former Business, as conducted at any time prior to, at or after the Separation Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent, distributor or representative (whether or not such act or failure to act is or was within such Person’s authority)) of the Spinco Group); (b) to the extent relating to the operation or conduct of any business (other than the Spinco Business) conducted by any member of the Spinco Group at any time after the Separation Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent, distributor or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Spinco Group); (c) to the extent arising out of or relating to any Spinco Asset (including any Former Spinco Site), whether arising before, at or after the Separation Effective Time; or (d) listed on Schedule 1.1(146)(i);

(ii)           any and all Liabilities that are expressly provided by this Agreement or any of the Ancillary Agreements as Liabilities to be assumed by Spinco or any other member of the Spinco Group, and all agreements, obligations and Liabilities of Spinco or any other member of the Spinco Group under this Agreement or any of the Ancillary Agreements;

(iii)          any and all Spinco Current Liabilities;

(iv)          any and all Liabilities relating to, arising out of, or resulting from, whether prior to, at or after the Separation Effective Time, any infringement, misappropriation or other violation of any Intellectual Property of any other Person related to the conduct of the Spinco Business;

(v)           any and all Spinco Environmental Matters;

(vi)          any and all Spinco Asbestos Product Liabilities;

(vii)         any and all Liabilities to the extent relating to, arising out of or resulting from any Legal Proceeding related to the Spinco Business, including the Legal Proceedings listed on Schedule 1.1(146)(vii);

(viii)        any Liabilities allocated to Spinco or any member of the Spinco Group pursuant to Section 2.11; and

(ix)          (A) Indebtedness solely between or among members of the Spinco Group, (B) the Spinco Indebtedness and (C) the Spinco New Debt.

(147)    “Spinco New Debt” means the indebtedness provided by the Spinco Financing.

(148)    “Spinco Patents” shall have the meaning set forth in Section 1.1(131)(ix).

(149)    “Spinco Released Liabilities” shall have the meaning set forth in Section 4.1(a)(ii).

(150)    “Spinco Site” shall have the meaning set forth in the definition of Spinco Assets.

(151)    “Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (i) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (ii) more than fifty percent (50%) of the outstanding equity, voting or financial interests in such Entity.

(152)    “Systems Separation” shall have the meaning set forth in Section 2.16.

(153)    “Target Working Capital” shall mean $213,000,000.

(154)    “Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(155)    “Tax Contest” shall mean a pending or threatened audit, claim, suit, action, proposed assessment or other proceeding concerning Taxes.

(156)    “Tax Matters Agreement” shall mean the Tax Matters Agreement by and among Remainco, Spinco and RMT Partner, dated as of the date hereof and attached hereto as Exhibit E.

(157)    “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

(158)    “Third Distribution” shall have the meaning set forth in Section 3.1(a).

(159)    “Third-Party Agreements” shall mean any agreements, arrangements, commitments or understandings between or among a Party (or any member of its Group) and any other Persons (other than a Party or any member of its respective Group) (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Spinco Assets or Spinco Liabilities, or Remainco Retained Assets or Remainco Retained Liabilities, such Contracts shall be assigned or retained in accordance with Article II).

(160)    “Third-Party Claim” shall have the meaning set forth in Section 4.4(b).

(161)    “Third-Party Proceeds” shall have the meaning set forth in Section 4.7(a)(ii).

(162)    “Trademarks” shall have the meaning set forth in Section 1.1(66).

(163)    “Transaction Expenses” shall mean the following amounts to the extent that they remain unpaid as of the Calculation Measurement Time, (i) all out-of-pocket legal, accounting, financial advisory, consulting, finders and all other similar fees and expenses of third parties incurred by any member of the Spinco Group in connection with the negotiation and effectuation of this Agreement, the Merger Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby and (ii) any bonus, severance, change-in-control payments or similar payment obligations of any member of the Spinco Group triggered solely by the consummation of the transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Agreements, other than any severance obligations assumed by the Spinco Group under the Employee Matters Agreement. For the avoidance of doubt, Transaction Expenses shall not include any amounts taken into account in the calculation of the Closing Working Capital, Spinco Indebtedness or Unfunded Pension Liabilities.

(164)    “Transfer” shall have the meaning set forth in Section 2.1(b); and the term “Transferred” shall have its correlative.

(165)    “Transition Services Agreement” shall mean the Transition Services Agreement by and between Remainco and Spinco, in the form attached hereto as Exhibit A.

(166)    “Treasury Regulations” shall mean the regulations promulgated under the Code.

(167)    “Unaffiliated Accounting Firm” shall have the meaning set forth in Section 3.4(b)(iii).

(168)    “Unaffiliated Actuary” shall have the meaning set forth in Section 3.4(f)(iii).

(169)    “Unfunded Pension Liabilities” shall mean the excess of (i) the total of the projected benefit obligations under the Defined Benefit Pension Plans (based on valuations calculated in accordance with the Accounting Principles, as of the Calculation Measurement Time) over (ii) the value of the assets associated with such Defined Benefit Pension Plans as of the Calculation Measurement Time (based on valuations calculated in accordance with the Accounting Principles); provided, however, that with respect to the Spinco Pension Plan, the assets used for purposes of calculating the Unfunded Pension Liabilities shall be the 414(l) Amount (as defined in the Employee Matters Agreement) as outlined in Section 5.1 of the Employee Matters Agreement, without adjustment for interest or investment returns between the Distribution Date and the ultimate Pension Transfer Date (as defined in the Employee Matters Agreement) or True-Up Date (as defined in the Employee Matters Agreement).

(170)    “Unfunded Pension Liabilities Adjustment Amount” shall have the meaning set forth in Section 3.4(g).

(171)    “Unfunded Pension Liabilities Excess Amount” shall have the meaning set forth in Section 3.4(g).

(172)    “Unfunded Pension Liabilities Notice of Objection” shall have the meaning set forth in Section 3.4(f)(i).

(173)    “Unfunded Pension Liabilities Resolution Period” shall have the meaning set forth in Section 3.4(f)(ii).

(174)    “Unfunded Pension Liabilities Shortfall Amount” shall have the meaning set forth in Section 3.4(g).

(175)    “Unfunded Pension Liabilities Statement” shall have the meaning set forth in Section 3.4(e)(i).

Article II

THE SEPARATION

Section 2.1        Restructuring; Transfer of Assets; Assumption of Liabilities.

(a)        At or prior to the Separation Effective Time, each of Remainco and Spinco shall complete the Internal Restructuring, including by taking the actions referred to in Sections 2.1(b) and 2.1(c) below, in accordance with the Separation Plan and the terms of this Agreement. Without limiting the generality of Remainco’s other obligations in this Agreement, Remainco shall cause Spinco, immediately following the Internal Restructuring and prior to the Separation Effective Time, to own (directly or through another wholly owned Subsidiary of Spinco), free and clear of any Encumbrances (other than Encumbrances under the Spinco New Debt, applicable securities laws or any indebtedness for borrowed money of Remainco or any member of the Remainco Group that may be outstanding as of the Separation Effective Time but which indebtedness for borrowed money is terminated and released as of the Effective Time), all of the equity interests in each of the members of the Spinco Group listed on Schedule 2.1(a) and not, unless RMT Partner shall otherwise agree in writing (whose agreement shall not be unreasonably withheld, conditioned or delayed), to have any other Subsidiaries. For the avoidance of doubt, Section 2.5 shall not be deemed to excuse Remainco’s performance of its obligation pursuant to the preceding sentence.

(b)        At or prior to the Separation Effective Time (it being understood that some of such Transfers may occur following the Separation Effective Time in accordance with Section 2.2 or Section 2.5), in connection with the Internal Restructuring, Remainco shall, and shall cause the applicable Asset Transferors to, as applicable, transfer, contribute, distribute, assign and/or convey or cause to be transferred, contributed, distributed, assigned and/or conveyed (“Transfer”) to (i) the respective Remainco Asset Transferees, all of the applicable Asset Transferors’ right, title and interest in and to the Remainco Retained Assets (to the extent not then already owned or held by a Remainco Asset Transferee) and (ii) Spinco and/or the respective Spinco Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the Spinco Assets (to the extent not then already owned by a member of the Spinco Group); and Remainco and Spinco, as applicable, shall cause the applicable Remainco Asset Transferees and Spinco Asset Transferees, as applicable, to accept from Remainco and the applicable members of the Remainco Group, and Spinco and the applicable members of the Spinco Group, as applicable, all of Remainco’s and the other members of the Remainco Group’s and Spinco’s and the other members of the Spinco Group’s, as applicable, respective direct or indirect rights, title and interest in and to the applicable Assets allocated to each of them.

(c)        Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Separation Effective Time, (i) Remainco shall, or shall cause a member of the Remainco Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Remainco Retained Liabilities and (ii) Spinco shall, or shall cause a member of the Spinco Group to, Assume all of the Spinco Liabilities (or to the extent already a Liability of the Spinco Group, retain), in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, at or subsequent to the Separation Effective Time, (C) where or against whom such Liabilities are asserted or determined, (D) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Legal Requirement, fraud or misrepresentation by any member of the Remainco Group or the Spinco Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (E) which Entity is named in any Legal Proceeding associated with any Liability.

(d)        In connection with the Internal Restructuring and in exchange for the Spinco Contribution, at or prior to the Separation Effective Time, Spinco shall (i) issue to Intermediateco additional shares of Spinco Common Stock such that the number of shares of Spinco Common Stock (together with such shares previously held by Intermediateco) shall be equal to the number of shares of common stock of Remainco outstanding as of the Record Date, which shares as of the date of issuance shall represent all of the issued and outstanding shares of Spinco Common Stock, and (ii) make the Cash Payment to Intermediateco.

(e)        It is understood and agreed that certain of the Remainco Retained Assets, Remainco Retained Liabilities, Spinco Assets and Spinco Liabilities, as applicable, may already be retained by the Remainco Group or Spinco Group, as applicable, as of the Separation Effective Time and, as a result, in such cases, no additional Transfers or Assumptions, as applicable, by any member of the Remainco Group or the Spinco Group, as applicable, shall be deemed to have occurred with respect thereto pursuant to this Agreement. The Parties agree that, as of the Separation Effective Time, each of Spinco and Remainco, as applicable, shall be deemed to have acquired complete and sole beneficial ownership over all of their respective Assets, together with all rights, powers and privileges incident thereto (subject to Section 2.2 and Section 2.5(a)), and shall be deemed to have Assumed (or retained Liability for, as applicable) in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

(f)        The Parties further agree that, except as otherwise specifically provided in the Separation Plan, no Assets or Liabilities of any Entity that is not a wholly-owned Subsidiary shall be Transferred or Assumed via an asset transfer pursuant to Section 2.1, but instead any Transfer or Assumption with respect to such Entity shall be implemented by means of a Transfer of the equity interests in such Entity pursuant to this Agreement.

Section 2.2       Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Sections 2.1(a) and 2.1(b):

(a)        Each Shared Contract set forth on Schedule 2.2(a) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, at or after the Separation Effective Time, so that each of Remainco or Spinco or the members of their respective Group as of the Separation Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that

(x)         in no event shall any member of any such Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended without Consent of the counterparty to effect an assignment or other transfer) by its terms (including any terms imposing Consent requirements or conditions on an assignment or amendment where such Consents or conditions have not been obtained or fulfilled, subject to Section 2.5), and

(y)         if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (A) at the reasonable request of Remainco or Spinco (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, Remainco or Spinco, as applicable, for which such Shared Contract is, as applicable, a Remainco Retained Asset or Spinco Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending not later than twenty-four (24) months after the Separation Effective Time, take such other reasonable and permissible actions to cause such member of the Spinco Group or the Remainco Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the Spinco Business or the Remainco Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned (or amended to allow such assignment) to a member of the applicable Group pursuant to this Section 2.2 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.2; and (B) the Party to which the benefit of such Shared Contract inures in part shall use reasonable best efforts to enter into a separate Contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.2(a); provided that, the Party for which such Shared Contract is, as applicable, a Remainco Retained Asset or Spinco Asset, and such Party’s applicable Subsidiaries’ shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.2(a).

(b)        Each of Remainco and Spinco shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Separation Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Legal Requirement or good faith resolution of a Tax Contest).

(c)        For the avoidance of doubt, it is the intent of the Parties that all Contracts (or categories of Contracts or services) with counterparties that provide enterprise-wide corporate overhead services set forth on Schedule 2.2(c), and any related benefits or services, to the Spinco Group (whether or not primarily related to the Spinco Business) prior to the Separation Effective Time, shall not be Transferred to the Spinco Group and shall be deemed Remainco Retained Assets.

Section 2.3        Intercompany Accounts. Each Intercompany Account shall be satisfied or settled in full in cash or otherwise terminated (in each case with no further Liability, including in respect of Taxes on Spinco or any member of the Spinco Group) by the relevant members of the Remainco Group and the Spinco Group no later than the Separation Effective Time in each case, with no further liability or obligation of any member of either the Remainco Group or the Spinco Group, in a manner determined by Remainco.

Section 2.4        Intercompany Contracts. No member of the Remainco Group or the Spinco Group shall be liable to any member of the other Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding between or among it and any member of the other Group existing at or prior to the Separation Effective Time (other than, pursuant to any Continuing Arrangements, any Third-Party Agreements, as set forth in Section 4.1(b) or pursuant to any other Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby) and Remainco and Spinco, on behalf of the themselves and each member of their Group, hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it or any member of its Group and any member of the other Group effective as of the Separation Effective Time (other than any Continuing Arrangements, any Third-Party Agreements, as set forth in Section 4.1(b) or pursuant to any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby).

Section 2.5        Transfers of Assets Not Effected at or Prior to the Separation Effective Time; Transfers Deemed Effective as of the Separation Effective Time.

(a)        To the extent that any Transfers contemplated by this Article II shall not have been consummated at or prior to the Separation Effective Time, Remainco and Spinco shall use reasonable best reasonable efforts to effect such Transfers as promptly following the Separation Effective Time as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets which by their terms or operation of Legal Requirements cannot be Transferred; provided, however, that each of the Remainco Group and the Spinco Group shall cooperate and use their respective reasonable best efforts to seek and obtain, in accordance with applicable Legal Requirements, any necessary Consents or Governmental Authorizations for the Transfer of all Assets contemplated to be Transferred pursuant to this Article II to the fullest extent permitted by applicable Legal Requirements, and each of the Remainco Group and the Spinco Group shall pay fifty percent of any cost required to be paid to a third party to obtain any such Consents or Governmental Authorizations unless otherwise agreed upon in writing by the Parties (including RMT Partner), it being understood that any fees to be paid by the Spinco Group shall be borne by the RMT Partner Group after the Effective Time. In the event that any such Transfer of Assets has not been consummated, from and after the Separation Effective Time, the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto). In addition, the Party retaining such Asset (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Legal Requirements, such Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Legal Requirements, in the same position as if such Asset had been Transferred as contemplated hereby and so that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset, are to inure from and after the Separation Effective Time to the relevant member or members of the Remainco Group or the Spinco Group entitled to the receipt of such Asset. If and when the Consents, Governmental Authorizations and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset pursuant to this Section 2.5(a), are obtained or satisfied, the Transfer of the applicable Asset shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.1) and/or the applicable Ancillary Agreement. The Parties’ obligations under this Section 2.5(a) shall terminate on the date that is twenty-four (24) months after the Separation Effective Time; provided, that if, on or before the last day of such twenty-four (24) month period, RMT Partner provides written notice to Remainco of any such Asset that is unable to be Transferred to any member of the Spinco Group as of the end of such period (and none of the Spinco Group or the RMT Partner Group has materially breached any of their obligations set forth in Section 2.5 with respect to such Asset), the Parties’ obligations under this Section 2.5(a) solely with respect to such identified Asset, shall continue (i) with respect to each such Asset other than a Contract, until that Asset is no longer usable, and (ii) with respect to each such Asset that is a Contract, until that Contract expires or terminates in accordance with its terms (as in effect at the Separation Effective Time).

(b)        In retaining any Asset due to the deferral of the Transfer of such Asset pursuant to Section 2.5(a), Remainco or Spinco (or relevant member of its Group) shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of, in connection with and relating to such retained Asset (but, in the case of this clause (ii), only to the extent constituting a Spinco Liability (in the case of indemnification by the Spinco Group) or a Remainco Retained Liability (in the case of indemnification by the Remainco Group) and not in connection with the existence of the arrangement providing for such sharing).

(c)        With respect to Assets described in Section 2.5(a), each of Remainco and Spinco shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes the deferred Assets as assets having been Transferred to and owned by the Party (or applicable member of its Group) entitled to such Assets as of the Separation Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Legal Requirements or good faith resolution of a Tax Contest).

(d)        Without limiting the foregoing provisions with respect to Transfers pursuant to this Article II, Remainco and Spinco acknowledge that certain other Consents or Governmental Authorization may be required in connection with the consummation of the transactions contemplated by the Ancillary Agreements (including those with respect to Spinco Assets that are already held by the Spinco Group as the date of this Agreement). Remainco and Spinco agree to use reasonable best efforts to obtain any such Consents or Governmental Authorizations prior to the Separation Effective Time. The Parties agree that the other provisions of this Section 2.5 shall not apply to Spinco Assets that are already held by the Spinco Group as of the date of this Agreement.

Section 2.6        Bank Accounts.

(a)        Each of Remainco and Spinco agrees to use reasonable best efforts to take, or cause the respective members of their respective Groups to take, prior to the Separation Effective Time (or as soon as possible thereafter), all actions necessary to amend all Contracts governing each bank and brokerage account (including lock boxes) owned by Spinco or any other member of the Spinco Group (collectively, the “Spinco Accounts”), so that such Spinco Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account (or lock box) owned by Remainco or any other member of the Remainco Group (collectively, the “Remainco Accounts”) are de-linked from such Remainco Accounts.

(b)        Each of the Remainco and Spinco agrees to use reasonable best efforts to take, or cause the respective members of their respective Groups to take, prior to the Separation Effective Time (or as soon as possible thereafter), all actions necessary to amend all Contracts governing each Remainco Account related to the Spinco Business set forth on Schedule 2.6(b) such that such Contracts (and the related Asset) shall be Transferred to Spinco or any other member of the Spinco Group.

(c)        Each of the Remainco and Spinco agrees to use reasonable best efforts to take, or cause the respective members of their respective Groups to take, prior to the Separation Effective Time (or as soon as possible thereafter), all actions necessary to amend all Contracts governing each Spinco Account related to the Remainco Retained Business set forth on Schedule 2.6(c) such that such Contracts (and the related Asset) shall be Transferred to Remainco or any other member of the Remainco Group.

(d)        Each of Remainco and Spinco agrees to use reasonable best efforts to take, or cause the respective members of their respective Groups to take, prior to the Separation Effective Time (or as soon as possible thereafter), all actions necessary to amend all Contracts governing the Remainco Accounts so that such Remainco Accounts, if currently linked to any Spinco Account, are de-linked from such Spinco Accounts.

(e)        With respect to any outstanding checks issued by Remainco, Spinco or any of their respective Subsidiaries prior to the Separation Effective Time, such outstanding checks shall be honored from and after the Separation Effective Time by the Person or Group owning the account on which the check is drawn, without limiting the ultimate allocation of Liability for such amounts under this Agreement or any other Ancillary Agreement.

Section 2.7        Permits. The Remainco Group shall cooperate with the Spinco Group and Remainco shall use its reasonable best efforts to finalize or effectuate the transfer of a Permit to the Spinco Group that is designated as a Spinco Asset and that is not already Transferred to a member of the Spinco Group as of the Distribution Date. The Spinco Group shall cooperate with the Remainco Group and shall use its reasonable best efforts to finalize or effectuate the transfer of a Permit to the Remainco Group that is designated as an Remainco Retained Asset and that is not already Transferred to a member of the Remainco Group as of the Distribution Date. If any Permit cannot be transferred then until such Permit terminates in accordance with its terms, the Parties shall use their reasonable best efforts to develop and implement arrangements to pass along to the Spinco Group or Remainco Group, as applicable, the ability to continue to operate the Spinco Business or the Remainco Retained Business, as applicable, as presently conducted under the terms of any such Permit. Except as otherwise set forth in the Merger Agreement (the provisions of which shall control with respect to the parties’ agreements regarding and the obtainment of Governmental Authorizations and Consents thereunder), each of the Remainco Group and the Spinco Group shall cooperate and use their respective reasonable best efforts to seek and obtain, in accordance with applicable Legal Requirements, any necessary Consents or Governmental Authorizations for the Transfer of all Permits contemplated to be Transferred pursuant to this Article II to the fullest extent permitted by applicable Legal Requirements, and each of the Remainco Group and the Spinco Group shall pay fifty percent of any cost required to be paid to a third party to obtain any such Consents or Governmental Authorizations unless otherwise agreed upon in writing by the Parties (including RMT Partner), it being understood that any fees to be paid by the Spinco Group shall be borne by the RMT Partner Group after the Effective Time. The Parties acknowledge that this Section 2.7 does not apply to Permits that are Spinco Assets and are already held by the Spinco Group as of the date of this Agreement.

Section 2.8        Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities, any Conveyancing and Assumption Instruments reasonably necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its Transferred Assets and the valid and effective Assumption by the applicable Party of Liabilities it has Assumed for Transfers and Assumptions to be effected pursuant to applicable Legal Requirements, in such form as is reasonably acceptable to each of the Parties (such acceptance not to be unreasonably withheld, conditioned or delayed), including the Transfer of owned real property by deeds as may be appropriate and in form and substance as required by the jurisdiction in which the owned real property is located. All Conveyancing and Assumption Instruments shall be prepared, executed and delivered in a manner reasonably approved by each of the Parties (such approval not to be unreasonably withheld, conditioned or delayed). The Conveyancing and Assumption Instruments shall not contain (i) any indemnities that conflict with this Agreement or (ii) any representations or warranties, except to the extent required to comply with applicable Legal Requirements, and, to the extent that any provision of a Conveyancing and Assumption Instrument does conflict with any provision of this Agreement, this Agreement shall govern and control. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to equity and, only to the extent required by applicable Legal Requirement, by notation on public registries.

Section 2.9        Ancillary Agreements. Concurrently with the execution and delivery of this Agreement, the Parties have executed and delivered the Employee Matters Agreement, the Tax Matters Agreement, the Intellectual Property Matters Agreement and the Real Estate Matters Agreement. At or prior to the Separation Effective Time, each of Remainco, Spinco and RMT Partner shall execute and deliver the other Ancillary Agreements (in each case to the extent to which it is a party), to be effective at the Separation Effective Time or the Effective Time, as applicable.

Section 2.10      Further Assurances.

(a)        In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement and the Merger Agreement, including Section 2.5 of this Agreement, each of the Parties shall cooperate with each other in good faith and use (and shall cause its respective Group to use) reasonable best efforts at and after the Separation Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)        Without limiting the foregoing, at and after the Separation Effective Time and subject to the limitations expressly set forth in this Agreement and the Merger Agreement, including Section 2.5 of this Agreement, each Party shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party (except as provided in Section 2.5(b)), from and after the Separation Effective Time, to execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby.

(c)        Without limiting the foregoing, in the event that after the Separation Effective Time any Party (or member of such Party’s Group) receives or discovers that it possesses any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) to which another Party is entitled pursuant to this Agreement, such Party agrees to notify in writing the other Party and, upon written request, promptly Transfer, or cause to be Transferred such Asset to such other Party so entitled thereto (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense. Prior to any such Transfer, such Asset shall be held in accordance with the provisions of Section 2.5.

(d)        After the Separation Effective Time, each Party (or any member of its Group) may receive mail, packages, electronic mail and any other written communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Separation Effective Time, each Party is hereby authorized to receive and, if reasonably necessary to identify the proper recipient in accordance with this Section 2.10(d), open all mail, packages, electronic mail and any other written communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, electronic mail or any other written communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 8.5. The provisions of this Section 2.10(d) are not intended to, and shall not be deemed to, constitute an authorization by any Party to permit any other Party to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

Section 2.11      Guarantees and Credit Support Instruments.

(a)        Except as otherwise specified in any Ancillary Agreement, at or prior to the Separation Effective Time or as soon as practicable thereafter, Spinco shall (with the reasonable cooperation of the applicable member of the Remainco Group) use its reasonable best efforts to (i) cause a member of the Spinco Group to be substituted in all respects for a member of the Remainco Group, as applicable, under and (ii) have all members of the Remainco Group be removed as guarantor of or obligor for any Liability (including any credit agreement, any guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort) given or obtained by any member of the Remainco Group for the benefit of any member of the Spinco Group to the extent in respect of Spinco Liabilities, to the fullest extent permitted by applicable Legal Requirement, including in respect of those guarantees or similar arrangements set forth on Schedule 2.11(a)(ii) to the extent in respect of Spinco Liabilities, in the case of each of clause (i) and (ii) above, without any Liability to any member of the Remainco Group.

(b)        Without limitation of Section 2.11(a), at or prior to the Separation Effective Time, to the extent required to obtain a release from a guaranty of Spinco Liabilities (a “Guaranty Release”) of any member of the Remainco Group referred to in Section 2.11(a), Spinco (and if necessary, in the case of a guaranty by Remainco, by any Subsidiary of Remainco that directly or indirectly owns the Spinco Group, or any of the guarantees set forth on Schedule 2.11(a)(ii), to the extent required by the counterparty, a guaranty from the RMT Partner, other than, for the avoidance of doubt, with respect to the Spinco New Debt) shall, and shall cause the other members of its respective Group to, as applicable, use reasonable best efforts to execute a guaranty agreement in respect of Spinco Liabilities (other than with respect to Spinco New Debt) that is substantially in the form of the existing guaranty or such other form as is reasonably agreed to by the relevant parties to such guaranty agreement, which agreement shall, to the extent consented to by any applicable third party, include the removal of any Encumbrance on or in any Remainco Retained Asset that may serve as collateral or security for any such Liability without any Liability to any member of the Remainco Group.

(c)        If any member of the Spinco Group (and if necessary, a member of the RMT Partner Group) is unable to obtain, or to cause to be obtained, any such required removal as set forth in clause (a) of this Section 2.11, Spinco shall and shall cause the members of the Spinco Group to (i) continue to use its reasonable best efforts to obtain the relevant Guaranty Release; (ii) jointly and severally indemnify and hold harmless the Remainco Indemnitees for any Spinco Liabilities arising from or relating to such guaranty or similar arrangement, including any fees in connection with the continued maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such guarantees or similar arrangements in accordance with the terms thereof; and (iii) reimburse the applicable member of the Remainco Group for all reasonable and documented out-of-pocket expenses incurred by it arising out of or related to any Spinco Liability in respect of such guarantee. In furtherance of the foregoing, without the prior written consent of Remainco, Spinco shall not, and shall not permit any member of the Spinco Group to, enter into, renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, lease, Contract or other obligation in connection with which Remainco or any member of the Remainco Group has issued any guarantee which remain outstanding. Neither Remainco nor any member of the Remainco Group will have any obligation to renew any guarantee issued on behalf of or in favor of any member of the Spinco Group or the Spinco Business after the expiration of any such guarantee.

(d)        At or prior to the Separation Effective Time or as promptly as practicable thereafter, Spinco shall use reasonable best efforts to replace all Credit Support Instruments issued by or on behalf of Remainco or other members of the Remainco Group on behalf of or in favor of any member of the Spinco Group or the Spinco Business in respect of Spinco Liabilities (the “Remainco CSIs”) with Credit Support Instruments obtained by Spinco or a member of the Spinco Group (or, at the election of the RMT Partner, obtained by the RMT Partner) without any Liability to any member of the Spinco Group. With respect to any Remainco CSIs that remain outstanding after the Separation Effective Time, (i) Spinco shall, and shall cause the members of the Spinco Group to, jointly and severally indemnify and hold harmless the Remainco Indemnitees for any Spinco Liabilities arising from or relating to such Remainco CSIs, including any fees in connection with the continued maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Remainco CSIs in accordance with the terms thereof; (ii) Spinco shall reimburse the applicable member of the Remainco Group for all reasonable and documented out-of-pocket expenses incurred by it arising out of or related to any such Remainco CSI; and (iii) without the prior written consent of Remainco, Spinco shall not, and shall not permit any member of the Spinco Group to, enter into, renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, lease, Contract or other obligation in connection with which Remainco or any member of the Remainco Group has issued any Remainco CSI which remains outstanding. Neither Remainco nor any member of the Remainco Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the Spinco Group or the Spinco Business after the expiration of any such Credit Support Instrument.

(e)        Notwithstanding anything to the contrary in this Section 2.11, Remainco and Spinco shall coordinate with RMT Partner with respect to the matters set forth in this Section 2.11 and Spinco shall not (and Remainco shall cause Spinco not to), without the prior written consent of RMT Partner (which consent shall not be unreasonably withheld, delayed or conditioned), undertake or have any obligation to undertake the payment of any consideration (or the incurrence otherwise of any Liability or obligation) to a third party in connection with any of the actions describe in this Section 2.11 unless constituting a Spinco Liability.

(f)        To the extent there exist any Liability, guaranty, or Credit Support Instrument provided by the Spinco Group in favor of the Remainco Group with respect to a Remainco Retained Liability, then the provisions of Section 2.11(a) through (e) shall apply reciprocally to such matter, mutatis mutandis.

Section 2.12      Disclaimer of Representations and Warranties.

(a)        EACH OF THE PARTIES (ON BEHALF OF ITSELF AND EACH MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE MERGER AGREEMENT OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OR ENCUMBRANCES OF, AS TO NON-INFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY OR ITS GROUP, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY OR ITS GROUP, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN THE MERGER AGREEMENT OR ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST OR OTHER ENCUMBRANCE AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY LEGAL REQUIREMENTS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b)        Each of the Parties (on behalf of itself and each member of its Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.12(a) is held unenforceable or is unavailable for any reason under the Legal Requirements of any jurisdiction or if, under the Legal Requirements of a jurisdiction, both Remainco or any member of the Remainco Group, on the one hand, and Spinco or any member of the Spinco Group, on the other hand, are jointly or severally liable for any Remainco Liability or any Spinco Liability, respectively, then the Parties intend that, notwithstanding any provision to the contrary under the Legal Requirements of such jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including any disclaimer of representations and warranties, allocation of Liabilities among the Parties and their respective Groups, releases and indemnification of Liabilities) shall prevail for any and all purposes among the Parties and their respective Groups.

(c)        Remainco hereby waives compliance by itself and each and every member of the Remainco Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Remainco Retained Assets to Remainco or any member of the Remainco Group.

(d)        Spinco hereby waives compliance by itself and each and every member of the Spinco Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Spinco Assets to Spinco or any member of the Spinco Group.

Section 2.13      Restrictive Covenants.

(a)        Remainco Group Non-Compete.

(i)         For a period of two (2) years following the Separation Effective Time, without the prior written consent of RMT Partner, Remainco agrees not to directly or indirectly, and not to permit any of its Group to, engage in, manage or operate, anywhere in the world, or own an equity interest in any Person who engages in, manages or operates anywhere in the world, in any business that competes with the RMT Partner Restricted Business (a “Competing RMT Partner Business”); provided, however, that nothing herein shall preclude Remainco or any of its Group from:

(1)           acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing RMT Partner Business if such Competing RMT Partner Business generated less than five percent (5%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;

(2)           owning five percent (5%) or less of the outstanding securities of any Person whose shares are listed on a stock exchange; provided, that such shares are held for passive investment purposes only and none of the members of the Remainco Group exercise control of (or otherwise manage, operate or engage in the Competing RMT Partner Business of) such Person;

(3)           acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is (directly or indirectly through controlled Affiliates) engaged in a Competing RMT Partner Business if (A) such Competing RMT Partner Business generated five percent (5%) or more (but in no event greater than twenty percent (20%)) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) Remainco, within one (1) year after the consummation of such acquisition, discontinues, or enters into a definitive agreement to cause the divestiture of (and within twelve months after the entry into such definitive agreement divests pursuant thereto (subject to regulatory extensions)), a sufficient portion of the Competing RMT Partner Business of such Person such that the restrictions set forth in this Section 2.13(a)(i) would not operate to restrict such ownership;

(4)           exercising its rights or performing or complying with its obligations under or as contemplated by this Agreement or any of the Ancillary Agreements; or

(5)           entering into or participating in a joint venture or partnership, with any Person engaged in a Competing RMT Partner Business, if such joint venture or partnership does not engage in a Competing RMT Partner Business.

(ii)        The Parties acknowledge that the restrictions contained in this Section 2.13(a) are reasonable in scope and duration. The Parties further acknowledge that the restrictions contained in this Section 2.13(a) are necessary to protect RMT Partner’s significant interest in the RMT Partner Restricted Business, including its goodwill. It is the desire and intent of the Parties that the provisions of this Section 2.13(a) be enforced to the fullest extent permissible under applicable Legal Requirements. If any covenant in this Section 2.13(a) is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a Governmental Body of competent jurisdiction, the Parties agree that:

(1)        such determination will not affect the validity or enforceability of (A) the offending term or provision in any other situation or in any other jurisdiction or (B) the remaining terms and provisions of this Section 2.13(a) in any situation in any jurisdiction; (2) the offending term or provision will be reformed rather than voided and the Governmental Body making such determination will have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 2.13(a) enforceable to the fullest extent permitted by applicable Legal Requirements; and (3) the restrictive covenants set forth in this Section 2.13(a) will be enforceable as so modified.

For purposes hereof, “RMT Partner Restricted Business” shall mean the Spinco Business as conducted as of immediately prior to the Separation Effective Time or at any time during the Measurement Period (as defined in the Merger Agreement).

(b)        Non-Solicit/No-Hire.

(i)         For a period of two (2) years following the Separation Effective Time, without the prior written consent of RMT Partner, Remainco agrees not to directly or indirectly, and not to permit any member of the Remainco Group to, solicit, offer, assist, hire, encourage, suggest to or induce, in any manner whatsoever, any employee or independent contractor of the RMT Partner Group who was an employee or independent contractor of Remainco or any of its Subsidiaries (including for the avoidance of doubt the Spinco Business and the Spinco Group) prior to the Separation Effective Time to leave the employ or service, as applicable, of the RMT Partner Group; provided, that nothing herein shall be deemed to prohibit Remainco or another member of the Remainco Group: (i) from soliciting any employee or consultant of the RMT Partner Group by placing advertisements in newspapers, electronically or other media of general circulation advertising employment or independent contractor opportunities; (ii) from initiating a search by an executive recruiting firm where such search is not directed at such employees or independent contractors of the RMT Partner Group; and (iii) from hiring persons who have not been employees or independent contractors, as applicable, of the RMT Partner Group for three (3) months prior to the time of hiring. For the avoidance of doubt, all references to RMT Partner’s Group in this Section 2.13(b)(i) shall include Spinco and the Spinco Group.

(ii)        For a period of two (2) years following the Separation Effective Time, without the prior written consent of Remainco, RMT Partner agrees not to directly or indirectly, and not to permit any member of the RMT Partner Group to, solicit, offer, assist, hire, encourage, suggest to or induce, in any manner whatsoever, any employee or independent contractor of the Remainco Group who was an employee or independent contractor of the Remainco Group prior to the Separation Effective Time to leave the employ or service, as applicable, of the Remainco Group; provided, that nothing herein shall be deemed to prohibit RMT Partner or another member of the RMT Partner Group: (i) from soliciting any employee or consultant of the Remainco Group by placing advertisements in newspapers, electronically or other media of general circulation advertising employment or independent contractor opportunities; (ii) from initiating a search by an executive recruiting firm where such search is not directed at such employees or independent contractors of the Remainco Group; and (iii) from hiring persons who have not been employees or independent contractors, as applicable, of the Remainco Group for three (3) months prior to the time of hiring. For the avoidance of doubt, all references to RMT Partner’s Group in this Section 2.13(b)(ii) shall include Spinco and the Spinco Group.

(c)        The Parties acknowledge that the restrictions contained in Section 2.13 are reasonable in scope and duration. The Parties further acknowledge that the restrictions contained in Section 2.13 are necessary to protect the relevant Party’s significant interest in the businesses of Remainco or the RMT Partner Restricted Business, as applicable, including its goodwill. It is the desire and intent of the Parties that the provisions of Section 2.13 be enforced to the fullest extent permissible under applicable Legal Requirements. If any covenant in Section 2.13 is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a Governmental Body of competent jurisdiction, the Parties agree that: (i) such determination will not affect the validity or enforceability of (A) the offending term or provision in any other situation or in any other jurisdiction or (B) the remaining terms and provisions of Section 2.13 in any situation in any jurisdiction; (ii) the offending term or provision will be reformed rather than voided and the Governmental Body making such determination will have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in Section 2.13 enforceable to the fullest extent permitted by applicable Legal Requirements; and (iii) the restrictive covenants set forth in Section 2.13 will be enforceable as so modified.

(d)        Notwithstanding the foregoing, the restrictive covenants set forth in this Section 2.13 (which includes such covenants contained in Section 2.13(a) and (b), as applicable) shall terminate (i) with respect to Remainco (or any member of the Remainco Group), upon the sale or other Transfer of substantially all of the Remainco Retained Assets (including by sale of equity securities) or the Remainco Restricted Business and (ii) with respect to RMT Partner (or any member of the RMT Partner Group), upon the sale or other Transfer of substantially all of the Spinco Assets (including by sale of equity securities) or the RMT Partner Restricted Business, in each case to any bona fide third party that is not an Affiliate and for the avoidance of doubt, no such third party shall be bound by this Section 2.13. “Remainco Restricted Business” shall mean the businesses of designing, procuring, manufacturing, and marketing products that provide and enhance water quality, safety, flow control and conservation, including professional grade water control and safety, water distribution and drainage, finish plumbing, and site works products for nonresidential buildings a conducted by Remainco as of immediately prior to the Separation Effective Time or at any time during the Measurement Period (as defined in the Merger Agreement).

Section 2.14      Certain Resignations. At or prior to the Distribution Date, Spinco shall use its reasonable best efforts to cause each officer and director of any member of the Remainco Group who will not be employed by any member of the Spinco Group after the Distribution Date to be removed, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of any member of the Spinco Group on which they serve, and from all positions as officers of any member of the Spinco Group in which they serve, with no Liabilities to such officers or directors.

Section 2.15      Removal of Retained Tangible Assets. Except as may otherwise be provided in the Ancillary Agreements or otherwise agreed to by the Parties, Remainco shall use its reasonable best efforts to move or cause to be moved those Retained Tangible Assets as soon as reasonably practicable after the Separation Effective Time from such facilities, at Remainco’s expense and in a manner so as not to unreasonably interfere with the operations of any member of the Spinco Group and not to cause damage to such facility, and such member of the Spinco Group shall provide reasonable access to such facility to effectuate the same.

Section 2.16      Separation Planning and Day-One Readiness. As soon as practical following the date hereof, Remainco and Spinco shall cooperate in good faith to design a plan with respect to (a) the separation of the Spinco Business’s IT Assets and Software from Remainco’s and its Subsidiaries’ systems (“Systems Separation”), and (b)(i) the extraction, configuration and movement of Information relating to the Spinco Business and other information constituting Spinco Assets from Remainco’s and its Subsidiaries’ IT Assets and Software or other IT Assets and Software agreed upon in writing by the Parties in good faith, and (ii) the extraction, configuration and movement of Information relating to the Remainco Retained Business and other information constituting Remainco Retained Assets from the Spinco Group’s IT Assets and Software to Remainco’s and its Subsidiaries’ IT Assets and Software (collectively, the “Data Migration”) for the purpose of preparing the Spinco Group to receive the transfer of the Spinco Assets on the Distribution Date and operate the Spinco Business on the Distribution Date (“Day-One Readiness”), and for the purpose of preparing Remainco and Spinco for the Systems Separation and Data Migration. As soon as reasonably practicable after the date of this Agreement, the Parties shall in good faith cooperate to prepare plans for Day-One Readiness (collectively, such plans, the “Day-One Plan”). Each Party shall use its reasonable best efforts to implement the tasks contemplated to be taken by it in the Day-One Plan in accordance with any time periods set forth therein, in all material respects.

Section 2.17      Cash Management. From the date of this Agreement until immediately prior to the Separation Effective Time, subject to Section 3.4, Remainco and its Subsidiaries shall be entitled to use, retain or otherwise dispose of all Cash Equivalents related to the Spinco Business in accordance with Remainco’s cash management system or otherwise dividend or distribute Cash Equivalents from the Spinco Group, it being understood for the avoidance of doubt that all Cash Equivalents comprising the Spinco Cash Amount shall be transferred to RMT Partner as Spinco Assets; provided, however, that Remainco and its Subsidiaries shall not distribute or otherwise remove for its benefit Cash Equivalents from the Spinco Group to the extent such distribution or removal would reasonably be expected to reduce the Spinco Cash Amount below the Minimum Cash Amount as of the Closing.

Section 2.18      RMT Partner Guarantee. Following the Closing, RMT Partner unconditionally, absolutely and irrevocably guarantees to Remainco the prompt payment, in full, when due, of any payment obligations of all members of the Spinco Group under this Agreement, the Merger Agreement and the Ancillary Agreements which pursuant to their terms arise at or after the Closing with respect to obligations to be performed after the Closing and the prompt performance, when due, of all other obligations of any member of the Spinco Group under this Agreement, the Merger Agreement and the Ancillary Agreements which pursuant to their terms arise at or after the Closing with respect to obligations to be performed after the Closing. RMT Partner’s obligations to Remainco under this Section 2.18 are referred to as the “Guaranteed Obligations.” The Guaranteed Obligations are absolute and unconditional, irrespective of, and RMT Partner hereby expressly waives any defense to its obligations under this Section 2.18, any circumstance whatsoever which might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including any right to require or claim that Remainco seek recovery directly from any member of the Spinco Group in respect of the Guaranteed Obligations.

Section 2.19      Certain Covenants of Remainco.

(a)        Prior to the Separation Effective Time, Remainco will take the steps included, and in the manner set forth, in Schedule 2.19(a).

(b)        From the date hereof until the Separation Effective Time, the Parties shall cooperate in good faith to negotiate the Services (as defined in the Transition Services Agreement) to be provided under the Transition Services Agreement. Any such mutually agreed upon Services shall be added to Exhibit A to the Transition Services Agreement. The parties hereto intend that, and except to the extent the Parties agree otherwise in Exhibit A to the Transition Services Agreement, the Services shall provide Spinco with respect to the Spinco Business (in its capacity as Recipient) and Remainco with respect to the Remainco Retained Business (in its capacity as Recipient) with substantially the same services that were provided by the other Party and its Group prior to the date of this Agreement (other than services to the extent the Provider party is not able to provide them to Recipient because they involve services transferred to the other Party pursuant to the conveyances contemplated by this Agreement) and that are reasonably required by such Recipient to operate its business, at such Provider’s actual (both internal and external) cost in providing the Services, without markup, for a period of one year following the Closing Date (as defined in the Merger Agreement); provided, that in the event such Services under the Transition Services Agreement are provided for longer than one year, the Parties shall negotiate in the Transition Services Agreement a cost level for services after such date that is reasonable and mutually acceptable.

(c)        Each of Remainco and RMT Partner shall use its reasonable best efforts to provide to the other information regarding the policies and procedures regarding data privacy and information security that are applicable to any of the Services provided under or data processed in connection with the Transition Services Agreement. The Parties will cooperate to amend, or to cause to be amended, the Transition Services Agreement prior to the Closing to the extent necessary to prevent violations of any material Legal Requirements pertaining to data privacy and information security.

(d)        Prior to the Separation Effective Time, Remainco shall, and shall cause each applicable member of the Remainco Group to, terminate all Securitization Agreements, in each case, with no further Liability to any member of the Spinco Group.

Article III

THE DISTRIBUTIONS

Section 3.1        Distributions.

(a)        The Remainco Board (or a committee of the Remainco Board acting pursuant to delegated authority, as determined by the Remainco Board), in accordance with all applicable Legal Requirements, shall set the Record Date and the Distribution Date in accordance with the Merger Agreement, and Remainco shall establish appropriate procedures in connection with the Distributions, and shall declare, make and otherwise effectuate the Distributions, in accordance with all applicable Legal Requirements. In connection therewith, (i) all shares of Spinco Common Stock held by Intermediateco as of immediately prior to the Separation Effective Time will be distributed to RBS Global, Inc., a Delaware corporation (“Debtco”) (such distribution, the “First Distribution”), (ii) immediately after the distribution described in the foregoing clause (i), all shares of Spinco Common Stock held by Debtco as of immediately prior to the Separation Effective Time will be distributed to Chase Acquisition I, Inc., a Delaware corporation (“Acquisitionco”) (such distribution, the “Second Distribution”), (iii) immediately after the distribution described in the foregoing clause (i), Acquisitionco shall distribute all shares of Spinco Common Stock to Remainco (such distribution, the “Third Distribution”) and (iv) immediately after the distribution described in the foregoing clause (iii), Remainco shall distribute all shares of Spinco Common Stock to the Record Holders (the “Spin-Off,” and together with the First Distribution, the Second Distribution and the Third Distribution, the “Distributions”), in each case, in the manner determined by Remainco.

(b)        Upon the consummation of the Spin-Off, Remainco will deliver to the Exchange Agent, a book- entry authorization representing the shares of Spinco Common Stock being distributed in the final step of the Distributions for the account of the Remainco stockholders that are entitled thereto. The Exchange Agent will hold such book-entry shares for the account of the Remainco stockholders pending the Merger, as provided in the Merger Agreement. Immediately after the time of the Spin-Off and prior to the Effective Time, the shares of Spinco Common Stock will not be transferable and the Exchange Agent for the shares of Spinco Common Stock will not transfer any shares of Spinco Common Stock. The Distributions including the Spin-Off will be deemed to be effective upon written authorization from Remainco to the Exchange Agent.

(c)        The Parties shall keep each other reasonably informed with respect to the transactions contemplated by this Section 3.1 in order to coordinate the timing of such transactions to the extent reasonably practicable and desirable and otherwise consistent with the other provisions of this Section 3.1.

(d)        Nothing under this Section 3.1 shall be deemed to limit or affect the Parties’ rights and obligations under the Merger Agreement.

Section 3.2        Conditions to the Distributions. The obligations of Remainco to effect the Distributions pursuant to this Agreement shall be subject to the fulfillment, or waiver (which waiver, other than in the case of the conditions to Remainco’s and Spinco’s obligations set forth in Article VII of the Merger Agreement, which are referred to in Section 3.2(c) below, shall require the prior consent of RMT Partner), at or prior to the Separation Effective Time of each the following conditions:

(a)        the Spinco Contribution (including the execution and delivery of the Ancillary Agreements) shall have been consummated;

(b)        Intermediateco shall have received the Cash Payment from Spinco; and

(c)        each of the conditions in Articles VI and VII of the Merger Agreement shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied contemporaneously with the Internal Restructuring, the Distributions and/or the Merger; provided that such conditions are capable of being satisfied at such time).

Section 3.3        Financing. On or before the Distribution Date, conditioned on RMT Partner’s irrevocable confirmation in writing that all relevant conditions to RMT Partner’s and Merger Sub’s obligation to effect the Closing under the Merger Agreement (other than those set forth in Sections 6.5 and 6.6 of the Merger Agreement) are satisfied or have been waived, and without expanding or limiting any of the parties’ obligations under Section 5.15 of the Merger Agreement, Spinco or a member of the Spinco Group (such Person, the “Spinco Borrower”) shall execute the definitive documents for the Spinco Financing (as such term is defined under the Merger Agreement) when requested in writing by RMT Partner and use the proceeds thereof to fund the Cash Payment.

Section 3.4        Net Adjustment.

(a)        Closing Statement.

(i)         No later than one hundred twenty (120) days after the Distribution Date, Remainco shall prepare and deliver to Spinco a written statement for Spinco’s review, prepared in accordance with Schedule 3.4(a) and otherwise calculated in accordance with the Accounting Principles, as applicable (the “Closing Statement”), setting forth Remainco’s good-faith calculations of the Closing Working Capital, the Spinco Cash Amount, the Spinco Indebtedness and Transaction Expenses, together with reasonable supporting detail.

(ii)        Each Party shall make available to the other Party, and, if applicable, to the Unaffiliated Accounting Firm, upon reasonable notice requested in writing, all books, records, documents, personnel and work papers in the possession of such Party and reasonably requested in writing by such other Party in connection with the preparation and review of the Closing Statement, the determination of the Disputed Items, the preparation of the Notice of Objection and the other matters contemplated by this Section 3.4.

(b)        Disputes.

(i)         In the event Spinco disputes the correctness of the Closing Working Capital, the Spinco Cash Amount, the Spinco Indebtedness, or Transaction Expenses as set forth in the Closing Statement, Spinco shall deliver to Remainco a reasonably detailed written statement describing each objection (with reference to the applicable account description) and specifying the amount that Spinco reasonably believes is the correct amount for each Disputed Item (such statement, the “Notice of Objection”) within ninety (90) days after receipt of the Closing Statement, and shall set forth, in writing and in reasonable detail, the reasons for Spinco’s objections.

(ii)        If Spinco timely delivers a Notice of Objection in accordance with Section 3.4(b)(i), only those matters specified in such Notice of Objection shall be deemed to be in dispute (the “Disputed Items”), and all other matters included in the Closing Statement, shall be final, conclusive and binding upon the Parties and Spinco shall be deemed to have agreed to all items and amounts that are not Disputed Items. If Spinco does not deliver a Notice of Objection before the conclusion of the ninety (90)-day period referred to in Section 3.4(b)(i), the Closing Statement shall be final, conclusive and binding upon the Parties and Spinco shall be deemed to have agreed with all items and amounts contained in the Closing Statement. Remainco and Spinco shall endeavor in good faith to resolve any Disputed Items within sixty (60) days after Remainco’s receipt of the Notice of Objection (the “Resolution Period”).

(iii)       If Remainco and Spinco are unable to resolve any Disputed Item during the Resolution Period, Remainco and Spinco jointly shall, as soon as practicable and in any event within twenty (20) Business Days after the expiration of the Resolution Period, engage an internationally recognized independent accounting firm which is mutually acceptable to Spinco and Remainco, which firm shall not be the then regular auditors of Remainco, Spinco or the RMT Partner (the firm so engaged, the “Unaffiliated Accounting Firm”), to resolve the Disputed Items in a manner consistent with this Section 3.4. Promptly after joint engagement of the Unaffiliated Accounting Firm, Remainco and Spinco shall provide the Unaffiliated Accounting Firm with a copy of this Agreement, the Closing Statement and the Notice of Objection and all other documentary materials and analyses that Spinco or Remainco, as applicable, believes may be relevant to resolution of the Disputed Items. Each of Remainco and Spinco shall deliver to the Unaffiliated Accounting Firm and to the other Party simultaneously a written submission of its final position with respect to each of the Disputed Items (which position may not be outside of the range between the greatest value for such item and the smallest value for such item, as set forth in the Closing Statement and the Notice of Objection), within ten (10) Business Days of the engagement of such Unaffiliated Accounting Firm. Each of Remainco and Spinco shall thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttals shall be delivered to the Unaffiliated Accounting Firm and to the other Party simultaneously within ten (10) Business Days of the delivery of the Parties’ initial submissions to the Unaffiliated Accounting Firm and to each other. Neither Party may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Unaffiliated Accounting Firm or otherwise communicate with the Unaffiliated Accounting Firm (unless reasonably requested by the Unaffiliated Accounting Firm to clarify a Disputed Items and agreed by the Parties). In no event shall either Party (A) communicate (or permit any of its Affiliates or Representatives to communicate) with the Unaffiliated Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication or (B) make (or permit any of its Affiliates or Representatives to make) a written submission to the Unaffiliated Accounting Firm unless a copy of such submission is simultaneously provided to the other Party. The Unaffiliated Accounting Firm shall have forty-five (45) days following submission of the Parties’ rebuttals to review the documents provided to it pursuant to this Section 3.4 and to deliver its reasoned written determination with respect to each of the Disputed Items submitted to it for resolution, as well as its determination of each component of the Adjustment Amount that was a Disputed Item. The Unaffiliated Accounting Firm shall resolve Disputed Items submitted to it based solely on the information provided to the Unaffiliated Accounting Firm by the Parties pursuant to the terms of this Agreement and not by independent review. The Unaffiliated Accounting Firm’s authority shall be limited to resolving disputes with respect to whether the individual Disputed Items were prepared in accordance with Schedule 3.4(a) and otherwise in accordance with the Accounting Principles. The resolution of such Disputed Items by the Unaffiliated Accounting Firm (1) shall be set forth in writing, (2) shall be within the range of the greatest value claimed by Remainco and Spinco and the smallest value claimed by Remainco and Spinco and (3) shall constitute an arbitral award. The determination of the Unaffiliated Accounting Firm in respect of each Disputed Item shall be final, conclusive and binding on Remainco and Spinco and (absent manifest error or fraud) not subject to appeal by either of the Parties, and judgment thereof may be entered or enforced in any of the Chosen Courts or, if none of those courts have jurisdiction, any court of competent jurisdiction.

(iv)       The fees and expenses, if any, of the Unaffiliated Accounting Firm incurred in connection with the Closing Statement shall be allocated between the Parties based upon the inverse of the ratio which the aggregate amount of the Disputed Items awarded to Spinco bears to the aggregate amount of the Disputed Items contested by Spinco. For example, if Spinco claims that the Spinco Indebtedness is $1,000 greater (in Spinco’s favor) than the Spinco Indebtedness determined by Remainco, and if the Unaffiliated Accounting Firm ultimately resolves the Disputed Items by awarding to Spinco $300 of the $1,000 contested, then the fees, costs and expenses of the Unaffiliated Accounting Firm will be allocated 30% (i.e., $300 ÷ $1,000) to Remainco and 70% (i.e., $700 ÷ $1,000) to Spinco.

(c)         Final Adjustment. The Adjustment Amount, as finally (other than with respect to Unfunded Pension Liabilities) determined using the amounts of the Closing Working Capital, the Spinco Cash Amount, the Spinco Indebtedness, and Transaction Expenses finally determined pursuant to Sections 3.4(a) and (b), as applicable (whether by failure of Spinco to deliver a Notice of Objection, by agreement of Remainco and Spinco or by determination of the Unaffiliated Accounting Firm, as applicable) and an estimated amount of Unfunded Pension Liabilities equal to $92,000,000, is referred to herein as the “Final Adjustment Amount”. For the avoidance of doubt, it is understood and agreed that the amount of Unfunded Pension Liabilities is to be finally determined pursuant to Sections 3.4(e) and (f), as applicable, and for purposes of the Final Adjustment Amount, the estimated amount of Unfunded Pension Liabilities of $92,000,000 shall be used and its inclusion in the Final Adjustment Amount shall in no way impugn the final determination of the Unfunded Pension Liabilities pursuant to Sections 3.4(e) and (f), as applicable.

(d)        Not later than five (5) Business Days after the determination of the Final Adjustment Amount, a payment by wire transfer in respect thereof shall be made as follows:

(i)         In the event the Final Adjustment Amount is a positive number, then such amount shall be paid by Spinco to a bank account designated in writing by Remainco; and

(ii)        In the event the Final Adjustment Amount is a negative number, then the absolute value of such amount shall be paid by Remainco to a bank account designated in writing by Spinco.

Any payment pursuant to this Section 3.4(d) shall be treated to the extent permitted by applicable Legal Requirements, for all U.S. federal income Tax purposes as either (i) in the case of a payment pursuant to Section 3.4(d)(i), a distribution by Spinco to Remainco, or (ii) in the case of a payment pursuant to Section 3.4(d)(ii), a non-taxable contribution by Remainco to Spinco, in each case, made immediately prior to the Spin-Off and shall be made in immediately available funds in United States dollars by wire transfer to a bank account designated in writing by the Party entitled to receive the payment.

(e)         Unfunded Pension Liabilities Statement.

(i)         As soon as reasonably practicable following the final determination of the Section 414(l) Amount (as defined in the Employee Matters Agreement) pursuant to Section 5.1 of the Employee Matters Agreement, but no later than thirty days after such final determination, Remainco shall prepare and deliver to Spinco a written statement for Spinco’s review, prepared in accordance with Schedule 3.4(a) and otherwise calculated in accordance with the Accounting Principles, as applicable (the “Unfunded Pension Liabilities Statement”), setting forth Remainco’s good-faith calculations of the Unfunded Pension Liabilities, together with reasonable supporting detail.

(ii)        Each Party shall make available to the other Party and its Representatives, and, upon reasonable notice requested in writing, all books, records, documents, personnel and work papers in the possession of such Party and reasonably requested in writing by such other Party in connection with the preparation and review of the Unfunded Pension Liabilities Statement, the determination of the Unfunded Pension Liabilities, the preparation of the Unfunded Pension Liabilities Notice of Objection and the other matters contemplated by this Section 3.4.

(f)         Disputes.

(i)         In the event Spinco disputes the correctness of the Unfunded Pension Liabilities as set forth in the Unfunded Pension Liabilities Statement, Spinco shall deliver to Remainco a reasonably detailed written statement describing each objection (with reference to the applicable account description) and specifying the amount that Spinco reasonably believes is the correct amount of the Unfunded Pension Liabilities (such statement, the “Unfunded Pension Liabilities Notice of Objection”) within ninety (90) days after receipt of the Unfunded Pension Liabilities Statement, and shall set forth, in writing and in reasonable detail, the reasons for Spinco’s objections.

(ii)        If Spinco does not deliver an Unfunded Pension Liabilities Notice of Objection before the conclusion of the ninety (90)-day period referred to in Section 3.4(f)(i), the Unfunded Pension Liabilities Statement shall be final, conclusive and binding upon the Parties and Spinco shall be deemed to have agreed with all items and amounts contained in the Unfunded Pension Liabilities Statement. Remainco and Spinco, together with their respective actuaries that were appointed under Section 5.1 of the Employee Matters Agreement, shall endeavor in good faith to resolve any dispute regarding the amount of Unfunded Pension Liabilities within sixty (60) days after Remainco’s receipt of the Unfunded Pension Liabilities Notice of Objection (the “Unfunded Pension Liabilities Resolution Period”).

(iii)       If Remainco and Spinco, together with their respective actuaries that were appointed under Section 5.1 of the Employee Matters Agreement, are unable to resolve the amount of the Unfunded Pension Liabilities during the Unfunded Pension Liabilities Resolution Period, Remainco and Spinco jointly shall, as soon as practicable and in any event within twenty (20) Business Days after the expiration of the Resolution Period, engage an actuary which is mutually acceptable to Spinco and Remainco (which, to the extent a third actuary was selected by Remainco and RMT Partner pursuant to Section 5.1(d) of the Employee Matters Agreement, shall be the same actuary) (the actuary so engaged, the “Unaffiliated Actuary”), to resolve the amount of the Unfunded Pension Liabilities in a manner consistent with this Section 3.4. Promptly after joint engagement of the Unaffiliated Actuary, Remainco and Spinco shall provide the Unaffiliated Actuary with a copy of this Agreement, the Unfunded Pension Liabilities Statement and the Unfunded Pension Liabilities Notice of Objection and all other documentary materials and analyses that Spinco or Remainco, as applicable, believes may be relevant to resolution of the dispute. Each of Remainco and Spinco shall deliver to the Unaffiliated Actuary and to the other Party simultaneously a written submission of its final position with respect to the amount of the Unfunded Pension Liabilities (which position may not be outside of the range between the greatest value for such item and the smallest value for such item, as set forth in the Unfunded Pension Liabilities Statement and the Unfunded Pension Liabilities Notice of Objection), within ten (10) Business Days of the engagement of such Unaffiliated Actuary. Each of Remainco and Spinco shall thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttals shall be delivered to the Unaffiliated Actuary and to the other Party simultaneously within ten (10) Business Days of the delivery of the Parties’ initial submissions to the Unaffiliated Actuary and to each other. Neither Party may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Unaffiliated Actuary or otherwise communicate with the Unaffiliated Actuary (unless reasonably requested by the Unaffiliated Actuary to clarify the amount of the Unfunded Pension Liabilities and agreed by the Parties). In no event shall either Party (A) communicate (or permit any of its Affiliates or Representatives to communicate) with the Unaffiliated Actuary without providing the other Party a reasonable opportunity to participate in such communication or (B) make (or permit any of its Affiliates or Representatives to make) a written submission to the Unaffiliated Actuary unless a copy of such submission is simultaneously provided to the other Party. The Unaffiliated Actuary shall have forty-five (45) days following submission of the Parties’ rebuttals to review the documents provided to it pursuant to this Section 3.4 and to deliver its reasoned written determination with respect to the amount of the Unfunded Pension Liabilities. The Unaffiliated Actuary shall resolve the amount of the Unfunded Pension Liabilities based solely on the information provided to the Unaffiliated Actuary by the Parties pursuant to the terms of this Agreement and not by independent review. The Unaffiliated Actuary’s authority shall be limited to resolving disputes with respect to whether the amount of the Unfunded Pension Liabilities were prepared in accordance with Schedule 3.4(a) and otherwise in accordance with the Accounting Principles. The resolution of the amount of the Unfunded Pension Liabilities by the Unaffiliated Actuary (1) shall be set forth in writing, (2) shall be within the range of the greatest value claimed by Remainco and Spinco and the smallest value claimed by Remainco and Spinco and (3) shall constitute an arbitral award. The determination of the Unaffiliated Actuary in respect of the amount of the Unfunded Pension Liabilities shall be final, conclusive and binding on Remainco and Spinco and (absent manifest error or fraud) not subject to appeal by either of the Parties, and judgment thereof may be entered or enforced in any of the Chosen Courts or, if none of those courts have jurisdiction, any court of competent jurisdiction.

(iv)       The fees and expenses, if any, of the Unaffiliated Actuary incurred in connection with the Unfunded Pension Liabilities Statement shall be allocated between the Parties based upon the inverse of the ratio which the amount of Unfunded Pension Liabilities awarded to Spinco bears to the amount of Unfunded Pension Liabilities contested by Spinco. For example, if Spinco claims that the amount of Unfunded Pension Liabilities is $1,000 higher (in Spinco’s favor) than the amount of Unfunded Pension Liabilities determined by Remainco, and if the Unaffiliated Actuary ultimately resolves the amount of Unfunded Pension Liabilities by awarding to Spinco $300 of the $1,000 contested, then the fees, costs and expenses of the Unaffiliated Actuary will be allocated 30% (i.e., $300 ÷ $1,000) to Remainco and 70% (i.e., $700 ÷ $1,000) to Spinco.

(g)        Unfunded Pension Liabilities Adjustment. The Adjustment Amount, as finally determined using the amounts of the Closing Working Capital, the Spinco Cash Amount, the Spinco Indebtedness and the Transaction Expenses finally determined pursuant to Sections 3.4(a) and (b), as applicable (whether by failure of Remainco to deliver a Notice of Objection, by agreement of Remainco and Spinco or by determination of the Unaffiliated Accounting Firm, as applicable) and the amount of Unfunded Pension Liabilities finally determined pursuant to Sections 3.4(e) and (f), as applicable (whether by failure of Spinco to deliver an Unfunded Pension Liabilities Notice of Objection, by agreement of Remainco and Spinco or by determination of the Unaffiliated Actuary, as applicable), is referred to herein as the “Unfunded Pension Liabilities Adjustment Amount”. If the Unfunded Pension Liabilities Adjustment Amount exceeds the Final Adjustment Amount, the amount of such excess is referred to as the “Unfunded Pension Liabilities Excess Amount.” If the Unfunded Pension Liabilities Adjustment Amount is less than the Final Adjustment Amount, the amount of such shortfall is referred to as the “Unfunded Pension Liabilities Shortfall Amount.”

(h)        Not later than five (5) Business Days after the determination of the Unfunded Pension Liabilities Adjustment Amount, a payment by wire transfer in respect thereof shall be made as follows:

(i)         In the event the Unfunded Pension Liabilities Adjustment Amount results in an Unfunded Pension Liabilities Excess Amount, then the amount of such Unfunded Pension Liabilities Excess Amount shall be paid by SpinCo to a bank account designated in writing by Remainco; and

(ii)        In the event the Unfunded Pension Liabilities Adjustment Amount results in an Unfunded Pension Liabilities Shortfall Amount, then the amount of such Unfunded Pension Liabilities Shortfall Amount shall be paid by Remainco to a bank account designated in writing by Spinco, for further distribution by Spinco to the applicable Defined Benefit Pension Plans.

Any payment pursuant to this Section 3.4(h) shall be treated to the extent permitted by applicable Legal Requirements for all U.S. federal income Tax purposes as either (i) in the case of a payment pursuant to Section 3.4(h)(i), a distribution by Spinco to Remainco or (ii) in the case of a payment pursuant to Section 3.4(h)(ii), a non-taxable contribution by Remainco to Spinco, in each case, made immediately prior to the Spin-Off and shall be made in immediately available funds in United States dollars by wire transfer to a bank account designated in writing by the Party entitled to receive the payment.

Article IV

INDEMNIFICATION

Section 4.1        Release of Pre-Distribution Claims.

(a)        Except as provided in Section 4.1(b):

(i)         Remainco, for itself and each member of the Remainco Group, as of the Separation Effective Time and, to the extent permitted by law, all Persons who at any time prior to the Separation Effective Time were directors, officers, agents or employees of any member of the Remainco Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby release and forever discharge Spinco and the other members of the Spinco Group and all Persons who at any time prior to the Separation Effective Time were stockholders, directors, officers or employees of any member of the Spinco Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities, whether at law or in equity, whether arising under any Contract, by operation of law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Separation Effective Time, including in connection with the Internal Restructuring and the Distributions and any of the other transactions contemplated under this Agreement, the Merger Agreement and the Ancillary Agreements (such Liabilities, the “Remainco Released Liabilities”), and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Legal Proceeding against any member of the Spinco Group in respect of any Remainco Released Liabilities; provided, however, that nothing in this Section 4.1(a)(i) shall relieve any Person released in this Section 4.1(a)(i) who, after the Separation Effective Time, is a director, officer or employee of any member of the Spinco Group and is no longer a director, officer or employee of any member of the Remainco Group from Liabilities to the Spinco Group or the RMT Partner Group arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the Spinco Group after the Separation Effective Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Remainco or any member of the Remainco Group from commencing any Legal Proceedings against any member of the Spinco Group or any Spinco Group officer, director, agent or employee, or his or her respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of Remainco’s Intellectual Property or Know-How or (ii) fraudulent or intentional criminal acts by any such officers, directors, agents or employees.

(ii)        Each of RMT Partner (solely in its capacity as an equityholder of entities within the Spinco Group) and Spinco, for itself and each member of its respective Group as of the Separation Effective Time and, to the extent permitted by law, all Persons who at any time prior to the Separation Effective Time were directors, officers, agents or employees of any member of the Spinco Group or RMT Partner (solely in its capacity as an equityholder of entities within the Spinco Group) (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby release and forever discharge Remainco and the other members of the Remainco Group and all Persons who at any time prior to the Separation Effective Time were stockholders, directors, officers or employees of any member of the Remainco Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities, whether at law or in equity, whether arising under any Contract, by operation of law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Separation Effective Time, including in connection with the Internal Restructuring and the Distributions and any of the other transaction contemplated under this Agreement, the Merger Agreement and the Ancillary Agreements (such Liabilities, the “Spinco Released Liabilities”), and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Legal Proceeding against any member of the Remainco Group in respect of any Spinco Released Liabilities. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Spinco or any member of the Spinco Group from commencing any Legal Proceedings against any Remainco Group officer, director, agent or employee, or his or her respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of Spinco’s Intellectual Property or Know-How or (ii) fraudulent or intentional criminal acts by any such officers, directors, agents or employees.

(b)        Notwithstanding anything to the contrary, nothing contained in this Agreement, including Section 4.1(a), Section 2.3 or Section 2.4, shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors, administrators, successors and assigns, pursuant to or contemplated by, or ability to enforce, this Agreement, the Merger Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement, the Merger Agreement or in any Ancillary Agreement or to recover for any breach or violation of any of the terms hereof or thereof that are to be performed after, or survive, the Separation Effective Time. In addition, notwithstanding anything to the contrary, nothing contained in Section 4.1(a) shall release any Person (including any of the Parties or any other member of their respective Groups) from any of the following, and for the avoidance of doubt, none shall constitute Remainco Released Liabilities or a Spinco Released Liabilities):

(i)         any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to Remainco, any Remainco Retained Liability and (B) with respect to Spinco, any Spinco Liability;

(ii)        any Liability provided for in or resulting from any other Contract or understanding that is entered into after the Separation Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;

(iii)       any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or indemnification, payment or allocation of liability under any Ancillary Agreement, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article IV and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iv)       any Liability the release of which would result in a release of any Person other than the Persons released in Section 4.1(a); provided that the Parties agree not to bring any Legal Proceeding or permit any other member of their respective Group to bring any Legal Proceeding against a Person released in Section 4.1(a) with respect to such Liability; and

(v)        the obligation of the Parties to consummate the transactions contemplated by the Merger Agreement, this Agreement and the Ancillary Agreements and to perform their respective obligations hereunder and thereunder.

(c)        From and after the Separation Effective Time, each Party shall not, and shall not permit any member of its Group to, make any claim for offset, or commence any Legal Proceeding, including any claim of indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a).

(d)        From and after the Separation Effective Time, if any Person associated with a Party (including any director, officer or employee of a Party) initiates any Legal Proceeding with respect to claims released by this Section 4.1, the Party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party (and/or the members of such Party’s Group, as applicable) and such other Party shall be indemnified for all Liabilities incurred in connection with such Legal Proceeding in accordance with the provisions set forth in this Article IV.

(e)        The release in this Section 4.1 includes a release of any rights and benefits with respect to such Liabilities that each Party and each member of such Party’s Group, and its successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, each Party hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and further agrees that this release has been negotiated and agreed upon in light of that awareness and each such Party nevertheless hereby intends to release the Persons described in Section 4.1(a) from the Liabilities described in Section 4.1(a).

Section 4.2        Indemnification by Remainco. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of the Merger Agreement, this Agreement or any Ancillary Agreement, from and after the Separation Effective Time, Remainco shall to the fullest extent permitted by law indemnify, defend and hold harmless the Spinco Indemnitees from and against any and all Indemnifiable Losses of the Spinco Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Remainco Retained Liabilities, including the failure of any member of the Remainco Group or any other Person to pay, perform or otherwise discharge any Remainco Retained Liability in accordance with its respective terms, whether arising prior to, at or after the Separation Effective Time; (b) any Remainco Retained Asset or Remainco Retained Business, whether arising prior to, at or after the Separation Effective Time; (c) any breach after the Separation Effective Time by Remainco, or any member of the Remainco Group, of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder; (d) any amendments, modifications or supplementations to the Separation Plan made by Remainco prior to the Separation Effective Time; (e) any breach by Remainco of any covenant or other agreement contained in the Merger Agreement, which, by its terms, is to be performed after the Effective Time or expressly survives under the Merger Agreement; (f) any matter set forth on Schedule 4.2(f), subject to the terms and limitations set forth on such Schedule; and (g) subject to the limitations set forth in Section 4.7(c), the matters set forth on Schedule 4.2(g).

Section 4.3        Indemnification by Spinco Group. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of the Merger Agreement, this Agreement or any Ancillary Agreement, from and after the Separation Effective Time, Spinco and each member of the Spinco Group shall, on a joint and several basis, indemnify, defend and hold harmless the Remainco Indemnitees to the fullest extent permitted by law from and against any and all Indemnifiable Losses of the Remainco Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Spinco Liabilities, including the failure of any member of the Spinco Group or any other Person to pay, perform or otherwise discharge any Spinco Liability in accordance with its respective terms, whether arising prior to, at or after the Separation Effective Time; (b) any Spinco Asset or Spinco Business, whether arising prior to, at or after the Separation Effective Time; (c) any breach after the Separation Effective Time by any member of the RMT Partner Group (including, for the avoidance of doubt, any member of the Spinco Group) of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder, (d) any breach by RMT Partner of any covenant or other agreement contained in the Merger Agreement or (e) any breach by Spinco of any covenant or other agreement contained in the Merger Agreement which, by its terms, is to be performed after to the Effective Time.

Section 4.4        Procedures for Indemnification.

(a)        Other than with respect to Third-Party Claims, which shall be governed by Section 4.4(b), a Remainco Indemnitee or a Spinco Indemnitee (each, as applicable, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, the Party which is or may be required pursuant to this Article IV to make such indemnification (the “Indemnifying Party”), within thirty (30) days of such determination, stating in such written notice (i) reasonable details of such Indemnifiable Loss, (ii) the amount of the Indemnifiable Loss claimed, if known (and if not known but reasonably estimable, a reasonable estimate of such amount), (ii) to the extent practicable, method of computation of such Indemnifiable Loss and (iii) reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(b)        If a claim or demand is made against an Indemnitee by any Person who is not a Party or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall promptly notify the Indemnifying Party in writing (which shall include copies of all notices and documents received by the Indemnitee relating to the Third-Party Claim), and in reasonable detail, of the Third-Party Claim (and in any event within the earlier of (x) thirty (30) days within such Indemnitee receiving notice of such Third-Party Claim or (y) two (2) Business Days prior to the final date of the applicable response period under such Third-Party Claim) after receipt by such Indemnitee of notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim; provided, however, that the failure to deliver such notices and documents of shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(c)        Other than in the case of indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.11(d) (the defense of which shall be controlled by the beneficiary Party), the Indemnifying Party shall be entitled, if it so chooses, to assume the defense thereof, and if it does not assume the defense of such Third-Party Claim, to participate in the defense of any Third-Party Claim in accordance with the terms of Section 4.5 at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if (x) in the reasonable judgment of the Indemnitee, after consultation with outside counsel, there exists a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s) in the defense of such Third-Party Claim by the Indemnifying Party, (y) the party making such Third-Party Claim is a Governmental Body with regulatory or other authority over the Indemnitee or any of its material assets or (z) the Third-Party Claim seeks injunctive or other non-monetary relief that, if granted, would reasonably be expected to have a material and adverse effect on the Indemnitee’s business; provided further, that (other than with respect to any indemnification provided in Section 4.2(f)), Spinco shall have the right to assume the defense or control of any Third-Party Claim involving any Spinco Asbestos Product Liability or Spinco Environmental Matter, and in the case of any Spinco Environmental Matter undertake or take over any associated environmental investigation, monitoring or remediation activities, with counsel, consultants or contractors of recognized standing and competence selected by Spinco and reasonably acceptable to Remainco. In connection with the Indemnifying Party’s defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent materials and information (subject to Section 5.7 as applicable) in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party. To the extent permitted by law, no Indemnifying Party shall settle or compromise any Third-Party Claim without the written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement (A) completely and unconditionally releases the Indemnitee in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnitee of any wrongdoing or violation of a Legal Requirement.

(d)        If an Indemnifying Party does not (or is not entitled to) assume responsibility for defending a Third-Party Claim within the period specified in this Section 4.4, such Indemnitee may defend such Third-Party Claim. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent materials and information (subject to Section 5.7 as applicable) in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee. To the extent permitted by law, no Indemnitee may settle or compromise any Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

(e)        Except as otherwise set forth in Section 5.6 or to the extent set forth in any Ancillary Agreement or the Merger Agreement, following the Closing, the indemnification provisions of this Article IV shall be the sole and exclusive remedy of any Party or member of its Group for any monetary damages or Indemnifiable Losses arising out of, relating to or resulting from this Agreement, the Merger Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby and each Party expressly waives and relinquishes any and all rights, claims or remedies such Party or any member of its Group may have with respect to the foregoing other than under this Article IV against any Indemnifying Party; provided, however, that this Section 4.4(e) shall not limit any equitable remedies available to any Party under this Agreement, the Merger Agreement or any Ancillary Agreement.

Section 4.5        Cooperation in Defense and Settlement.

(a)        With respect to any Third-Party Claim that implicates two or more Parties in any respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the applicable Parties agree to use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that will appropriately preserve for all Parties any applicable Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third-Party Claim shall, upon reasonable request, be consulted with respect to matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 4.5(a) shall derogate from any Party’s rights to control the defense of any Legal Proceeding in accordance with Section 4.4.

(b)        Notwithstanding anything to the contrary in this Agreement, or the Ancillary Agreements, from and after the Separation Effective Time, with respect to any Legal Proceeding by a Governmental Body or any other Legal Proceeding against, or involving, any Spinco Group member or a notice, report or filing to be submitted to any Governmental Body with regulatory authority over the Remainco Retained Business (i) where the facts and circumstances giving rise to the Legal Proceeding, notice, report or filing occurred (in whole or in part) prior to the Separation Effective Time and (ii) that would reasonably be expected to adversely impact the Remainco Retained Businesses, Remainco, unless not permitted by law, shall be provided reasonably prompt notice of any disclosure or submission and have, at Remainco’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Legal Proceeding, notice, report or filing, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by or on behalf of Spinco or RMT Partner to any third party involved in such Legal Proceeding, notice, report or filing (including any Governmental Body) and Spinco shall in good faith take into consideration or incorporate, as applicable, all such consultations, advice and comments. To the extent that such Legal Proceeding, notice, report or filing involves any Privileged Information or potentially Privileged Information or material in any way, such Privileged Information or material will only be submitted in accordance with Section 5.7. With regard to the matters specified in the preceding clauses (i) and (ii), which may include matters indemnifiable under Section 4.2, Remainco shall have a right to consent to any compromise or settlement related thereto to the extent permitted by law.

(c)        Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, from and after the Separation Effective Time, with respect to any Legal Proceeding by a Governmental Body or any other Legal Proceeding against, or involving, any Remainco Group member or a notice, report or filing to be submitted to any Governmental Body with regulatory authority over the Spinco Business (i) where the facts and circumstances giving rise to the Legal Proceeding, notice, report or filing occurred (in whole or in part) prior to the Separation Effective Time and (ii) that would reasonably be expected to adversely impact the Spinco Businesses, Spinco, unless not permitted by law, shall be provided reasonably prompt notice of any disclosure or submission and have, at Spinco’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Legal Proceeding, notice, report or filing, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by or on behalf of Remainco to any third party involved in such Legal Proceeding, notice, report or filing (including any Governmental Body) and Remainco shall in good faith take into consideration or incorporate, as applicable, all such consultations, advice and comments. To the extent that such Legal Proceeding involves any Privileged Information or potentially Privileged Information or material in any way, such Privileged Information or material will only be submitted in accordance with Section 5.7. With regard to the matters specified in the preceding clauses (i) and (ii), which may include matters indemnifiable under Section 4.3, Spinco shall have a right to consent to any compromise or settlement related thereto to the extent permitted by law.

(d)        The Parties each agree that at all times from and after the Separation Effective Time, if a Legal Proceeding is or has been commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a defendant and/or such Legal Proceeding is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use reasonable best efforts to request such defendant to be removed from such Legal Proceeding, as soon as reasonably practicable, and to cooperate with the Party that has Assumed to such Liability to permit such Party to control the defense or settlement of such matter following the Separation Effective Time.

(e)        Notwithstanding anything to the contrary, it is understood that this Section 4.5 does not pertain to securityholder litigation relating to the transactions contemplated by the Merger Agreement, this Agreement and the Ancillary Agreements, which is subject to the provisions of the Merger Agreement.

Section 4.6        Indemnification Payments. Indemnification required by this Article IV shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss is actually incurred and reasonably satisfactory documentation setting for the basis of any such payments shall be provided to the Indemnifying Party.

Section 4.7        Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)        Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification pursuant to this Article IV shall be calculated net of (i) Insurance Proceeds actually received by such Indemnitee with respect to any Indemnifiable Loss (but excluding for the avoidance of doubt, any such amount under Self-Insurance) or (ii) any indemnification or other similar proceeds actually received by the Indemnitee from any unaffiliated third party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third-Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article IV to any Indemnitee pursuant to this Article IV shall be reduced by any such Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives such Insurance Proceeds or Third-Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)        The Parties hereby agree that an insurer or other third party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other third party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use reasonable best efforts to collect or recover, or at the option of the Indemnifying Party allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds or other proceeds from another unaffiliated third party that may be collectible or recoverable in respect of the Liabilities for which indemnification may be available under this Article IV (excluding, for the avoidance of doubt, any such amounts available under the Indemnifying Party’s own Self-Insurance arrangements); provided, however, that in no event shall a Party have any obligation under this Section 4.7 to assert any claim, action or proceeding against any material customer, material supplier, material licensor or employee of the Indemnitee (whether or not the Party has been indemnified under this Agreement).

(c)        Subject to the other provisions of this Agreement, any Indemnifiable Losses of the Spinco Indemnitees payable by Remainco to Spinco pursuant to Schedule 4.2(g) of this Agreement shall be satisfied: (i) first, from Insurance Proceeds or Third-Party Proceeds and (ii) second, from Remainco for fifty percent (50%) of such Indemnifiable Losses of up to fifteen million dollars ($15,000,000) (it being understood that RMT Partner shall bear the cost of the other fifty percent (50%) of such Indemnifiable Losses of up to fifteen million dollars ($15,000,000) and any amounts above fifteen million dollars ($15,000,000); provided that, notwithstanding anything to the contrary contained herein, in no event shall Remainco be obligated to pay, individually or in the aggregate, in excess of seven million five hundred thousand dollars ($7,500,000) pursuant to this Section 4.7(c); provided that nothing in this Section 4.7(c) is intended to prohibit Remainco or Spinco or any member of their respective Groups from pursuing any rights they may have against third persons for any Insurance Proceeds or Third Party Proceeds that may be available with respect to the matters set forth on Schedule 4.2(g). Remainco shall have no indemnification obligations under Schedule 4.2(g), Section 4.2(g) or this Section 4.7(c) to the extent that such Indemnifiable Losses result from (i) any change in the use of real property to non-industrial purposes or (ii) an investigation of environmental conditions at the location described on Schedule 4.2(g), involving physically invasive testing procedures such as soil and groundwater sampling, undertaken by or for the Spinco Indemnitees, other than any such investigation (A) affirmatively required pursuant to Legal Requirements or demanded by a Governmental Body, (B) reasonably determined by Spinco in good faith to be necessary in connection with any bona fide construction, maintenance, repair or demolition activity (including expansion of any facility) at the location described on Schedule 4.2(g) where such construction, maintenance or repair does or would reasonably be expected to require access to, or disturbance of, soil or groundwater, (C) in response to an emergency situation, or (D) reasonably necessary to defend a Third Party Claim.

Section 4.8        Covenant not to Sue. Each Party hereby covenants and agrees that none of it or the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Spinco Liabilities by Spinco or a member of the Spinco Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Remainco Retained Liabilities by Remainco or any member of the Remainco Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

Section 4.9        Additional Matters; Survival of Indemnities. The rights and obligations of each Party and their Indemnitees under this Article IV shall survive (a) the sale or other Transfer by any Party or its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities and (b) any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving any Party or any of its Subsidiaries. No Indemnitee shall be entitled to payment and indemnification more than once with respect to the same matters (including to the extent taken into account as a dollar amount in the determination of the Final Adjustment Amount).

Article V

PRESERVATION OF RECORDS; ACCESS TO INFORMATION;
CONFIDENTIALITY; PRIVILEGE

Section 5.1        Preservation of Corporate Records.

(a)        Except to the extent otherwise contemplated by any Ancillary Agreement, a Party providing Records or access to Information to another Party under this Article V shall be entitled to receive from the Party receiving such Records or access to Information, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall include the costs of any discovery vendor but shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as are reasonably and actually incurred in providing such Records or access to Information.

(b)        From and after the Effective Time, except as otherwise required or agreed upon in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 5.3, each Party shall use reasonable best efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to the applicable record retention policy of Remainco or such other member of the Remainco Group, respectively, as in effect immediately prior to the First Distribution, including pursuant to any “litigation hold” issued by Remainco or other such member of the Remainco Group prior to the First Distribution, (ii) the concluding date of any period as may be required by any applicable Legal Requirement, (iii) the concluding date of any retention obligation for such Information that relates to a pending or threatened Legal Proceeding which is known to the members of such Party’s Group, as applicable, in possession of such Information, and (iv) the concluding date of any period during which the destruction of such Information would reasonably be expected to interfere with a pending or threatened investigation by a Governmental Body which is known to the members of such Party’s Group, as applicable, in possession of such Information; provided that with respect to any pending or threatened Legal Proceeding arising after the Effective Time, clause (iii) of this sentence applies only to the extent that whichever member of the applicable Party or its Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “litigation hold” by the other Party of the relevant pending or threatened Legal Proceeding. The Parties hereto agree that from and after the Effective Time, upon written request from the other Party that certain Information relating to the Spinco Business, the Remainco Retained Businesses or the transactions contemplated hereby be retained in connection with a Legal Proceeding, the Parties shall use reasonable best efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party (for the avoidance of doubt, reasonable best efforts shall include issuing a “litigation hold”).

(c)        The Parties intend that any transfer between Remainco and Spinco (including between their attorneys, Representatives and agents), of Information that is subject to the protections of the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable privilege and will be completed in accordance with Section 5.7.

Section 5.2        Financial Statements and Accounting. Each of (x) the members of the Remainco Group and (y) the members of the RMT Partner Group agrees to provide the following reasonable assistance and, subject to Section 5.6, reasonable access to its properties, Records, other Information and personnel set forth in this Section 5.2, from the Effective Time until the fourth anniversary of the Effective Time (the “Applicable Period”) (i) in connection with the preparation and review or audit of such Party’s quarterly and annual financial statements, and the timely filing of such financial statements and the audit of such Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of such Party’s disclosure controls and procedures, if required, and (ii) to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Body, such as in connection with responding to a comment letter from the Commission. Without limiting the foregoing, during the Applicable Period, each Party agrees as follows:

(a)        Except to the extent otherwise contemplated by the Ancillary Agreements and subject to Section 5.6 and Section 5.7, (i) each of Remainco and RMT Partner shall authorize and request its respective auditors to make reasonably available to the other Party’s auditors (the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party (subject to the execution of any reasonable and customary access letters that such Audited Party’s auditors may require in connection with the review of such work papers by such Other Party’s Auditors), in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the filing of its annual financial statements with the Commission and (ii) until all governmental audits relating to the Spinco Business are complete, RMT Partner and Remainco will provide reasonable access during normal business hours for the other Group’s internal auditors, counsel and other designated Representatives for matters relating to such audits, including, in the case of RMT Partner, to (x) the premises of the Spinco Group and all Information (and duplicating rights) within the knowledge, possession or control of the RMT Partner and its Subsidiaries (including the Spinco Group) in respect of the Spinco Business and (y) the officers and employees of RMT Partner and its Subsidiaries (including the Spinco Group) in respect of the Spinco Business, so that Remainco may conduct reasonable audits relating to the financial statements in relation to the Spinco Business.

(b)        Without limitation of Section 5.6, nothing in this Article V shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.2 to disclose any such Information, such Party shall use reasonable best efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

(c)        The Parties acknowledge that Information provided under this Section 5.2 may constitute material, non-public Information, and trading in the securities of a Party (or the securities of its Affiliates, Subsidiaries or partners) while in possession of such material, non-public material Information may constitute a violation of the U.S. federal securities laws.

Section 5.3        Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article IV (in which event the provisions of such Article IV shall govern) and subject to appropriate restrictions for Privileged Information or Confidential Information in Section 5.6 and Section 5.7:

(a)        After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, RMT Partner for specific and identified Information:

(i)         that (x) relates to Spinco or the Spinco Business, as the case may be, prior to the Separation Effective Time or (y) is necessary for RMT Partner and/or Spinco to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Remainco and/or Spinco and/or RMT Partner are parties, Remainco shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if RMT Partner has a reasonable need for such originals) in the possession or control of the Remainco Group, but only to the extent such items so relate and are not already in the possession or control of the RMT Partner Group; provided that, to the extent any originals are delivered to the RMT Partner Group pursuant to this Agreement or the Ancillary Agreements, RMT Partner shall, at its own expense, return them to Remainco within a reasonable time after the need to retain such originals has ceased; provided, further, that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the later of (x) the sixth (6th) anniversary of the Distribution Date and (y) three (3) months after the earlier termination or expiration of this Agreement or the Ancillary Agreement to which the Information relates; provided, further, that, in the event that any such access or the provision of any such Information would violate any Legal Requirement or would reasonably be expected to result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Remainco shall not be obligated to provide such Information requested by RMT Partner; provided, further, that, if Remainco reasonably determines that any such provision of Information could be commercially detrimental in any material respect, require any consent from a third party Person (which cannot be reasonably obtained), violate any Contract, the Parties shall, and shall cause each other member of their respective Groups, to take all reasonable best measures to permit compliance with such obligations in a manner that avoids any such harm or consequence; or

(ii)        that (x) is required by RMT Partner with regard to reasonable compliance with reporting, disclosure, filing or other Legal Requirements imposed on RMT Partner (including under applicable securities laws) by a Governmental Body having jurisdiction over RMT Partner, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Legal Proceeding or other similar requirements, as applicable, Remainco shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if RMT Partner has a reasonable need for such originals) in the possession or control of the Remainco Group, but only to the extent such items so relate and are not already in the possession or control of the RMT Partner Group; provided that, to the extent any originals are delivered to the RMT Partner Group pursuant to this Agreement or the Ancillary Agreements, RMT Partner shall, at its own expense, return them to Remainco within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that any such access or the provision of any such Information would violate any Legal Requirement or would reasonably be expected to result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Remainco shall not be obligated to provide such Information requested by RMT Partner; provided, further, that, if Remainco reasonably determines that any such provision of Information could be commercially detrimental in any material respect, require any consent from a third party Person (which cannot be reasonably obtained), violate any Contract, the Parties shall, and shall cause each other member of their respective Groups, to take all reasonable best measures to permit compliance with such obligations in a manner that avoids any such harm or consequence.

(b)        After the Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Remainco for specific and identified Information:

(i)         that (x) relates to Remainco or the Remainco Retained Business, as the case may be, prior to the Separation Effective Time or (y) is necessary for Remainco to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which Remainco and/or Spinco and/or RMT Partner are parties, RMT Partner shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Remainco has a reasonable need for such originals) in the possession or control of the RMT Partner Group, but only to the extent such items so relate and are not already in the possession or control of Remainco; provided that, to the extent any originals are delivered to the Remainco Group pursuant to this Agreement or the Ancillary Agreements, Remainco shall, at its own expense, return them to RMT Partner within a reasonable time after the need to retain such originals has ceased; provided, further, that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the later of (x) the sixth (6th) anniversary of the Distribution Date and (y) three (3) months after the earlier termination or expiration of this Agreement or the Ancillary Agreement to which the Information relates; provided, further, that, in the event that any such access or the provision of any such Information would violate any Legal Requirement or would reasonably be expected to result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, RMT Partner shall not be obligated to provide such Information requested by Remainco; provided, further, that, if RMT Partner reasonably determines that any such provision of Information could be commercially detrimental in any material respect, require any consent from a third party Person (which cannot be reasonably obtained), violate any Contract, the Parties shall, and shall cause each other member of their respective Groups, to take all reasonable best measures to permit compliance with such obligations in a manner that avoids any such harm or consequence; or

(ii)        that (x) is required by Remainco with regard to reasonable compliance with reporting, disclosure, filing or other Legal Requirements imposed on Remainco (including under applicable securities laws) by a Governmental Body having jurisdiction over Remainco, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Legal Proceeding or other similar requirements, as applicable, RMT Partner shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Remainco has a reasonable need for such originals) in the possession or control of the RMT Partner Group, but only to the extent such items so relate and are not already in the possession or control of Remainco; provided that, to the extent any originals are delivered to Remainco pursuant to this Agreement or the Ancillary Agreements, Remainco shall, at its own expense, return them to RMT Partner within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that any such access or the provision of any such Information would violate any Legal Requirement or would reasonably be expected to result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, RMT Partner shall not be obligated to provide such Information requested by Remainco provided, further, that, if RMT Partner reasonably determines that any such provision of Information could be commercially detrimental in any material respect, require any consent from a third party Person (which cannot be reasonably obtained), violate any Contract, the Parties shall, and shall cause each other member of their respective Groups, to take all reasonable best measures to permit compliance with such obligations in a manner that avoids any such harm or consequence.

(c)        From and after the Effective Time, each Party shall have the right to request in writing (including on behalf of any member of its Group) that the other Parties make available for inspection any non-privileged books, records, or other documents within its control or that it otherwise has the ability to make available, to the extent such books, records or other documents may reasonably be required in connection with any Legal Proceeding or threatened or contemplated Legal Proceeding (including preparation for such Legal Proceeding) in which the Remainco Group or RMT Partner Group (with respect to the Spinco Business), as applicable, may from time to time be involved, regardless of whether such Legal Proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses actually incurred in connection therewith. Any such disclosure of books, records and documents shall be made subject to Section 5.6.

(d)        Subject to the conditions and limitations in this Article V, upon reasonable prior written notice, the Parties agree to make their respective personnel reasonably available during regular business hours to discuss any Information exchanged pursuant to this Section 5.3. Each of Remainco and RMT Partner shall inform their and their Groups’ respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated Representatives who have or have access to the other Party’s Confidential Information or other Information provided this Article V of their obligation to hold such Information confidential in accordance with the provisions of this Agreement.

(e)        Any Information provided by or made available by or on behalf of any Party (or any other member of any Group pursuant to this Article V) shall be on an “as is” basis and no Party (or any member of any Group) is making any representation or warranty with respect to such Information or the completeness thereof.

Section 5.4        Witness Cooperation. At all times from and after the Effective Time, each Party shall have the right to request in writing (including on behalf of any member of its Group) that the other Party make available for consultation or witness purposes, its (or its applicable member of its Group’s) directors, officers, employees, consultants, agents or other Representatives (current and future and to the extent possible former and taking into account the work schedules and other commitments of the aforementioned Persons) who have expertise or knowledge with respect to the other Party’s (or its Group’s) Legal Proceedings or business or products or matters in litigation or alternative dispute resolution to the extent that the requesting Party believes any such persons may reasonably be useful or required in connection with any Legal Proceeding, legal, administrative, internal investigation or other proceedings in which the requesting Party (or its Group) may from time to time be involved. Upon such request, the affected Party shall reasonably promptly select a person or persons to provide the requested assistance after conferring in good faith to determine which person or persons should provide such assistance, and shall use its reasonable best efforts to make such person or persons available. A Party providing a consultant or witness to the other Party (or its Group) under this Section 5.4 shall be entitled to receive from the Party receiving such consulting or witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other reasonable and documented out-of-pocket expenses actually incurred (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Legal Requirements. Further, any applicable privilege or immunity will be protected and shared only in accordance with Section 5.7.

Section 5.5        Reimbursement. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party (or its Group) providing Information or access to Information to the other Party (or its Group) under this Article V shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other reasonable and documented out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party (or its Group) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably and actually incurred in providing such Information or access to such Information.

Section 5.6        Confidentiality.

(a)        From and after the Effective Time, except as otherwise provided in the Ancillary Agreements, each of Remainco and RMT Partner shall hold, and shall cause their respective members of their Group and their and their Group’s respective officers, employees, agents, consultants, advisors and other Representatives to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Legal Requirements)), any and all Confidential Information to the extent concerning or belonging to the other Party or its Group (it being acknowledged, for the avoidance of doubt, that the Spinco Group will be part of RMT Partner’s Group after the Effective Time) ; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants, advisors and Representatives who have a need to know such Confidential Information for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any member of its Group is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other Legal Requirements or stock exchange rules or is advised by outside counsel in connection with a Legal Proceeding brought by a Governmental Body that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party (or its Group) against any other Party (or its Group) or in respect of claims by one Party (or its Group) against the other Party (or its Group) brought in a Legal Proceeding, (iv) as necessary in order to permit a Party (or its Group) to prepare and disclose its financial statements in connection with any regulatory filings or (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.2) or an Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party pursuant to clause (ii), (iii) or (v) above, each Party, as applicable, shall promptly notify in writing (to the extent permissible by Legal Requirements) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take reasonable best steps to ensure that confidential treatment is accorded such Confidential Information. Further, as to Privileged Information nothing in this Section 5.6 replaces or diminishes the Parties’ obligations and limitations set forth in Section 5.7.

(b)        Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were part of the same Group. From and after the Effective Time, each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants, advisors and other Representatives to comply, with all terms and conditions of any such third-party agreements entered into prior to the Separation Effective Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(c)        Notwithstanding anything to the contrary set forth herein, and without limiting the other terms and conditions of this Agreement, the provisions of this Section 5.6 do not terminate or modify the confidentiality obligations provided for in any Contract between each Party or member of its Group and their respective employees, which shall remain in full force and effect from and after the Separation Effective Time and otherwise subject to the terms and conditions of this Agreement, including the conveyance of rights set forth herein.

(d)        For the avoidance of doubt and notwithstanding any other provision of this Section 5.6, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 5.7, and (ii) Information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

Section 5.7        Privilege Matters.

(a)        The Parties recognize that:

(i)         Legal and other professional services that have been and will be provided prior to the Separation Effective Time have been and will be rendered for the collective benefit of each of the members of the Remainco Group and the Spinco Group, and that each of the members of the Remainco Group and the Spinco Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Legal Requirements, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Privileged Information which relates to pre-separation services rendered for the collective benefit of each of the members of Remainco Group and the Spinco Group. For the avoidance of doubt, Privileged Information within the scope of this Section 5.7 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(ii)        Legal and other professional services will be provided following the Separation Effective Time to each of Remainco and Spinco. The Parties further recognize that certain of such post-separation services will be rendered solely for the benefit of Remainco or Spinco, as the case may be, while other such post-separation services may be rendered with respect to claims, proceedings, litigation, disputes or other matters for the benefit of both Remainco and Spinco.

(b)        The Parties agree, notwithstanding the definition of Spinco Assets, as follows:

(i)         Remainco shall be deemed, in perpetuity, to own and control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Remainco Retained Business, whether or not the Privileged Information is in the possession or under the control of Spinco or RMT Partner or a member of their respective Group, agent, or Representative of either. Remainco shall also be deemed, in perpetuity, to own and control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Remainco Retained Liabilities resulting from any Legal Proceedings that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under control of Spinco or RMT Partner or a member of their respective Group, agent, or Representative of either.

(ii)        RMT Partner shall be deemed, in perpetuity, to own and control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Spinco Business, whether or not the Privileged Information is in the possession or under the control of Remainco or RMT Partner or a member of their respective Group, agent, or Representative of either. RMT Partner shall also be deemed, in perpetuity, to own and control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Spinco Liabilities resulting from any Legal Proceedings that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under control of Remainco or RMT Partner or a member of their respective Group, agent, or Representative of either.

(iii)       If Remainco and RMT Partner do not agree as to whether certain Information is Privileged Information, then the Information shall be treated as Privileged Information, and that Party who believes such Information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such Information unless the Parties otherwise agree. The Parties shall utilize the procedures set forth in Article VII and Section 8.14 to resolve any disputes as to whether any Information relates solely to the Remainco Retained Business, solely to the Spinco Business, or to both the Remainco Retained Business and the Spinco Business.

(c)        Subject to Sections 5.7(d) and 5.7(e), and applicable Legal Requirements, the Parties agree that they shall have a shared privilege or immunity with respect to all communications identified in Section 5.7(a) as to which such communications are not otherwise allocated pursuant to Section 5.7(b), and all privileges and immunities relating to any Legal Proceeding, claims, disputes, or other matters that involve both Remainco and RMT Partner (or one or more of the members of their respective Group).

(d)        The Parties agree that no shared privilege or immunity, as defined in Sections 5.7(a) and 5.7(c), may be waived by either Party or any member of its respective Group without the consent of the other Party.

(e)        If any dispute arises between Remainco and RMT Partner, or the members of their respective Group, regarding whether a shared privilege or immunity should be waived to protect or advance the interests of either Party and/or the members of their respective Group, each such Party agrees that it shall (i) negotiate with the other applicable Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party or any of the members of its Group; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not (and shall cause each member of its Group not to), without the other Party’s consent, agree to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(f)        Upon receipt by RMT Partner or any member of its Group of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which Remainco or any member of the Remainco Group has the sole right hereunder to assert a privilege or immunity or if RMT Partner obtains knowledge that it or any member of its Group’s current or former directors, officers, agents or employees has received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, RMT Partner shall promptly provide notice to Remainco of the existence of the request (which notice shall be delivered to Remainco no later than three (3) Business Days following the receipt of any such subpoena, discovery or other request, in each case, by RMT Partner or any member of its Group) and shall provide Remainco with a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 5.7 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)        Upon receipt by Remainco or by any member of the Remainco Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Information subject to a shared privilege or immunity or as to which RMT Partner or any member of the RMT Partner Group has the sole right hereunder to assert a privilege or immunity or if Remainco obtains knowledge that it or any member of its Group’s current or former directors, officers, agents or employees has received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, Remainco shall promptly provide notice to RMT Partner of the existence of the request (which notice shall be delivered to RMT Partner no later than three (3) Business Days following the receipt of any such subpoena, discovery or other request) and shall provide RMT Partner with a reasonable opportunity to review the Information and to assert any rights it or they may have, including under this Section 5.7 or otherwise, to prevent the production or disclosure of such Privileged Information.

(h)        The Parties agree that they have or may in the future have common legal interests in the Remainco Retained Liabilities and any corresponding legal rights, in the Spinco Liabilities and any corresponding legal rights, in Privileged Information described in Section 5.7(a) and in the preservation of the protected status of such Privileged Information. The Parties agree that any disclosure or exchange of such Privileged Information between and among themselves in order to further the Parties’ common legal interests shall not waive any applicable privilege or immunity.

(i)         Any furnishing of, or access to, Information pursuant to this Agreement is made in reliance on the agreement of Remainco, RMT Partner and/or Spinco set forth in Section 5.6 and this Section 5.7 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties further agree that (i) the exchange by Remainco or RMT Partner (or any member of its respective Group) to the other Party (or any member of its Group) of any Privileged Information that should not have been transferred pursuant to the terms of this Article V or Section 1.1(108)(ix) shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving (or for which a member of its Group has received) such Privileged Information shall promptly return such Privileged Information to the Party (or the applicable member of its Group) who has the right to assert the privilege or immunity.

(j)         In furtherance of, and without limitation to, the Parties’ agreement under this Section 5.7, Remainco and RMT Partner shall, and shall cause the applicable members of their respective Groups to, use reasonable best efforts to maintain their respective separate and joint privileges and immunities.

(k)        In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties. The Parties agree to treat such Information as Confidential Information in accordance with Section 5.6, including, but not limited to obtaining appropriate protective orders and sealing of the Information to protect the Privilege as to others. The Parties agree to protect Privileged Information subject to a shared privilege or immunity to prevent waivers as to third parties to the fullest extent permitted by law.

(l)         The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Remainco, RMT Partner and/or Spinco as set forth in Section 5.6 and this Section 5.7, to maintain the confidentiality of Privileged Information subject to a shared privilege or immunity and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Sections 4.5, 5.2 and 5.3 hereof, the agreement to provide witnesses and individuals pursuant to Sections 4.5 and 5.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 4.5 hereof, and the transfer of Privileged Information between the Parties and their respective members of their Group pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

(m)       The provisions of this Section 5.7 shall become effective as of the Effective Time.

Section 5.8        Ownership of Information. Any Information owned by one Party or any member of its Group that is provided to a requesting Party pursuant to this Article V shall be deemed to remain the property of the providing Party (or member of its Group). Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Information, whether by implication, estoppel or otherwise.

Section 5.9        Other Agreements. The rights and obligations granted under this Article V are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

Article VI

INSURANCE

Section 6.1        Insurance Matters.

(a)        Remainco shall use reasonable best efforts to cause the Spinco Business to continue to be an insured under the Remainco’s Insurance Policies until the Effective Time.

(b)        From and after the Effective Time, except as expressly provided herein, the Spinco Group and the Spinco Business shall cease to be insured under the Remainco Insurance Policies. For the avoidance of doubt, RMT Partner and Spinco shall be responsible for securing all Insurance Policies that RMT Partner considers appropriate for the Spinco Business and the operation thereof by the Spinco Group. Each RMT Partner and Spinco agrees, on behalf of itself and each member of its respective Groups, from and after the Separation Effective Time, not to seek through any means to benefit from and not to assert any right, claim or interest in, to or under, any Insurance Policies of any member of the Remainco Group, except as permitted under Section 6.1(c).

(c)        From and after the Effective Time, for any claim asserted against Spinco, RMT Partner or any other member of the RMT Partner Group or Spinco Group after the Separation Effective Time arising out of any occurrence, claim, loss, injury or damage taking place prior to the Separation Effective Time (“Post-Closing Claims”), each of RMT Partner and Spinco and each other member of their respective Groups may seek coverage under any Remainco Insurance Policies issued by a third party providing coverage on an occurrence basis in place prior to the Separation Effective Time, including defense and indemnity benefits attributable to or arising from or under such Remainco Insurance Policies under which Spinco or any other member of the Spinco Group is insured (such policies or programs, the “Pre-Closing Occurrence-Based Policies”) for such claims (it being understood that any retrospective premiums, deductibles, retentions or similar self-insured obligations under the Pre-Closing Occurrence-Based Policies arising from any insurance claims by or on behalf of any member of the Spinco Group under the Pre-Closing Occurrence-Based Policies shall be borne by a member of the RMT Partner Group). From and after the Separation Effective Time, Spinco, RMT Partner or any other member of the RMT Partner Group may submit a direct Post-Closing Claim for coverage under the Pre-Closing Occurrence-Based Policies to the extent permitted under the applicable Remainco Insurance Policy (provided that, Spinco shall provide Remainco a copy of such claim promptly following submission to the applicable insurer and thereafter promptly provide reasonable details of all communications from and to such insurer with respect to such claim). In addition, to the extent Spinco, RMT Partner or any other member of each of their respective Groups requests, Remainco will (or will cause the applicable Remainco Group member) to submit in its name a Post-Closing Claim for coverage under the Pre-Closing Occurrence-Based Policies on behalf of Spinco, RMT Partner or any other member of their respective Groups. In either such event, Remainco or the applicable Remainco Group member, on the one hand, and RMT Partner or such other members of the RMT Partner Group, on the other hand, shall reasonably cooperate with one another and Remainco will not and will not permit the applicable Remainco Group member to settle or compromise any such Post-Closing Claim without the prior written consent of RMT Partner. RMT Partner shall reimburse Remainco and the other Remainco Group members for any cost or expenses incurred by it in such submission of a claim. In no event will Remainco be obligated to initiate coverage litigation, other than any such litigation of which RMT Partner bears the cost and expense. The Parties shall reasonably cooperate on aspects of insurance coverage litigation for a Post-Closing Claim involving with Pre-Closing Occurrence-Based Policies. In the event that a Post-Closing Claim relates to the same occurrence for which Remainco or its Subsidiaries is seeking coverage under Pre-Closing Occurrence-Based Policies, and the limits under an applicable Pre-Closing Occurrence-Based Policy are not sufficient to fund all covered claims of Spinco, RMT Partner or any other member of the RMT Partner Group (as applicable) and Remainco or its Subsidiaries (as applicable), amounts due under such a Pre-Closing Occurrence-Based Policy shall be paid to the respective Entities in proportion to the amounts which otherwise would be due were the limits of liability infinite. If so requested by Remainco, Spinco shall promptly enter into assumption agreements (and provide for letters of credit or other collateral arrangements as required by such assumption agreements), required by any insurers under such Pre-Closing Occurrence-Based Policies for the purpose of transferring, or acknowledging and accepting the transfer of, the liabilities and obligations of Remainco with respect to the Pre-Closing Occurrence-Based Policies to the extent related to the Spinco Business, including all liabilities with respect to the payment, reimbursement and indemnification obligations for losses, deductibles, retrospective premiums, retained amounts, administration, allocated loss adjustment expenses and the provision of collateral. To the extent any such assumption agreements contemplated by the preceding sentence are entered into, and Remainco actually receives a refund of premium as a result of Spinco assuming the applicable portion of the polic(ies) as between Remainco, Spinco and the applicable insurer, Remainco shall offset against the amounts due from Spinco in respect of Spinco’s portion of any Pre-Closing Occurrence-Based Policies the amount of such premium refund actually received.

(d)        Nothing in this Section 6.1 will be construed to alter or limit in any way the indemnity obligations of the Parties, including those in this Agreement or any other Ancillary Agreement.

(e)        Nothing in Section 6.1 shall prevent any member of the Remainco Group from accessing, eroding, exhausting or otherwise taking any action in connection with a Remainco Insurance Policy; provided, however that Remainco shall not amend, commute or cancel any Pre-Closing Occurrence-Based Policy in a manner that would adversely impact the rights of RMT Partner, Spinco or any member of their respective Groups under this Section 6.1.

(f)        From and after the Effective Time, each Party shall be financially responsible for Self-Insurance obligations for any and all insurance coverage claims for which the Party bears responsibility for the underlying claim, including without limitation Post-Closing Covered Claims.

(g)        At Remainco’s sole discretion, Remainco shall either (i) maintain the directors’ and officers’ liability insurance policies, fiduciary liability insurance policies or employment practices liability insurance policies covering any directors and officers, fiduciaries or employees of the Spinco Group in effect immediately prior to the Separation Effective Time for a period of six (6) years following the Separation Effective Time or (ii) Remainco shall procure, at Remainco’s sole cost and expense, a prepaid, non-cancelable “tail” insurance policy for a period of not less than six (6) years following the Separation Effective Time, in either case contemplated by clause (i) or (ii), containing terms not less favorable than the terms of directors’ and officers’ liability insurance, fiduciary liability insurance or employment practices liability insurance covering any directors and officers, fiduciaries or employees of the Spinco Group who are covered by the directors’ and officers’ liability insurance, fiduciary liability insurance or employment practices liability insurance policies of Remainco and its Subsidiaries (including the Spinco Group) with respect to matters existing or occurring at or prior to the Effective Time. If any claim is asserted or made within such six (6)-year period, then any insurance required to be maintained under this Section 6.1(g) shall be continued in respect of such claim until the final disposition thereof.

Article VII

DISPUTE RESOLUTION

Section 7.1        Negotiation.

(a)        Each Party shall appoint a representative who shall be responsible for administering this dispute resolution provision (the “Appointed Representative”) after the Closing. The Appointed Representative shall have the authority to resolve any such disputes.

(b)        Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim after the Closing arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to, this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby (but, for the avoidance of doubt, specifically excluding the Merger Agreement where any disputes under the Merger Agreement shall be resolved pursuant to the terms thereof) (collectively, the “Agreement Disputes”), the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute; provided, however, that (i) such reasonable period shall not, unless otherwise agreed to by the relevant Parties in writing, exceed ninety (90) calendar days from the time of receipt by a Party of written notice of such Agreement Dispute and (ii) the relevant employees from both Parties with knowledge and interest in the dispute shall first have tried to resolve the differences between the Parties. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(c)        The Parties agree that (i)(i) this Article VII is included for the convenience of the Parties, (ii) no Party shall have any Liability for any breach of this Article VII and (iii) no breach of, or failure to comply with this Article VII shall affect any of the rights or remedies under this Agreement, the Merger Agreement or any Ancillary Agreement, including the right to have the dispute resolved pursuant to Section 8.14.

Article VIII

MISCELLANEOUS

Section 8.1        Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, the Merger Agreement, the Ancillary Agreements and the Confidentiality Agreement, including the exhibits and schedules hereto and thereto and the other agreements referred to herein and therein shall constitute the entire agreement and shall supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic transmission shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 8.2        Ancillary Agreements; Precedence of Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control (except with respect to any Conveyancing and Assumption Instruments, in which case this Agreement shall control) and (b) this Agreement and any agreement which is not an Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such agreement. For the avoidance of doubt, the Conveyancing and Assumption Instruments are intended to be ministerial in nature and only to effect the transactions contemplated by this Agreement with respect to the applicable local jurisdiction and shall not expand or modify the rights and obligations of the Parties under this Agreement or any of the Ancillary Agreements that are not Conveyancing and Assumption Instruments.

Section 8.3        Survival. The covenants and agreements that by their terms are to be performed following the Separation Effective Time pursuant to this Agreement or any other Ancillary Agreement shall survive the Separation Effective Time in accordance with their terms, the obligations of the Parties under Sections 2.3, 2.4 and 2.19(d) shall survive the Separation Effective Time, and all other covenants and agreements herein and therein shall terminate and shall not survive the Separation Effective Time.

Section 8.4        Expenses. Except as otherwise provided in this Agreement, the Merger Agreement or any Ancillary Agreement, (i) all fees and expenses incurred in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby or thereby shall be paid by the Party incurring such expenses, whether or not the transactions contemplated hereby or by the Merger Agreement are consummated and (ii) all out of pocket expenses and fees incurred but not paid prior to the Effective Time by or on behalf of the Spinco Group in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including fees payable to investment banks, accountants, consultants, and counsel, shall be deemed to be fees and expenses of Remainco and Assumed by Remainco.

Section 8.5        Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as Federal Express), two (2) Business Days after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Central Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or e-mail after 5:00 p.m. Central Time and receipt is confirmed, on the following Business Day; or (e) if otherwise actually personally delivered, when delivered; provided that such notices, requests, demands and other communications are delivered to the physical address, e-mail address or facsimile number set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

if to RMT Partner or Spinco (after the Separation Effective Time):

Regal Beloit Corporation

200 State Street

Beloit, WI 53511

Attention: Thomas E. Valentyn, Vice President, General Counsel and Secretary

Email: [Redacted]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: Scott R. Williams and Christopher R. Hale
Fax: (312) 853-7036
Email: swilliams@sidley.com and chale@sidley.com

if to Remainco or Spinco (prior to the Separation Effective Time):

Rexnord Corporation

511 W. Freshwater Way

Milwaukee, WI 53204

Attention: Patricia M. Whaley, Vice President, General Counsel & Secretary

E-mail: [Redacted]

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: R. Alec Dawson and Andrew L. Milano
Phone: (212) 309-7092
            (212) 309-6252
Fax:     (212) 309-6001
Email:  alec.dawson@morganlewis.com
             andrew.milano@morganlewis.com

and

Richards, Layton & Finger, P.A.
920 North King Street
P.O. Box 551
Wilmington, DE 19801
Attention: Mark Gentile and Stephanie Norman
Phone: (302) 651-7722; (302) 651-7756
Email: gentile@rlf.com; norman@rlf.com

A copy of any notice from Remainco to Spinco, or from Spinco to Remainco, prior to the Separation Effective Time shall be provided to RMT Partner in accordance with the notice procedures set forth in this Section 8.5.

Section 8.6        Waiver.

(a)        No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

(b)        No Party shall be deemed to have waived any claim arising out of this Agreement or any Ancillary Agreement, or any power, right, privilege or remedy under this Agreement or any Ancillary Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and, in the case of waivers by Remainco or Spinco or any of their Subsidiaries, consented to in writing by RMT Partner; and any waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8.7        Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, except that a Party may assign any of its rights under this Agreement and any Ancillary Agreement: (i) as collateral security to a creditor,(ii) to one of its Affiliates or (iii)(A) in connection with the sale of all or substantially all of its assets or (B) in the case of RMT Partner or Spinco in connection with the sale of substantially all of the assets of the Spinco Business or the business unit of which it is a part; provided, however, that in each case, no such assignment shall relieve such Party of any of its obligations. Any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party in violation of this Agreement without the prior written consent of the other Parties shall be void and of no effect.

Section 8.8        Termination. This Agreement shall terminate without further action at any time before the Separation Effective Time upon termination of the Merger Agreement. If so terminated, no Party shall have any Liability of any kind to any other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 8.9        Amendment. This Agreement may not be amended except by an instrument in writing signed by an authorized Representative of each of the Parties. Remainco and Spinco shall ensure that no amendment to any Ancillary Agreement shall be made prior to the Separation Effective Time without the prior written consent of RMT Partner.

Section 8.10      Payment Terms.

(a)        Except as set forth in Article IV or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within 30 days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)        Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Remainco or Spinco under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 p.m. Central Time two days prior to the relevant date or in The Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. Dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 8.11      Subsidiaries. Each of the Parties shall cause to be performed, all actions, agreements and obligations set forth herein or in any Ancillary Agreement to be performed by any of its Subsidiaries (including Spinco and its Subsidiaries with respect to (a) Remainco prior to the Separation Effective Time and (b) the RMT Partner following the Effective Time).

Section 8.12      Third-Party-Beneficiaries. Except (i) as provided in Article IV relating to Indemnitees and for the release under Section 4.1 of any Person provided therein, and (ii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.13        Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Remainco Group or the Spinco Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

Section 8.14        Governing Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if under applicable Legal Requirements, the Court of Chancery does not have subject matter jurisdiction over such matter, in any federal court in the State of Delaware or, if under applicable Legal Requirements, neither such court has subject matter jurisdiction over such matter, in any other state court in the State of Delaware, and in each case any appellate court with jurisdiction therefrom (the “Chosen Courts”); (b) each of the Parties irrevocably waives the right to trial by jury; and (c) each of the Parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any claim (i) that it is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (x) the claim, action, suit or other Legal Proceeding in any such court is brought in an inconvenient forum; (y) the venue of such claim, action, suit or other Legal Proceeding is improper; or (z) this Agreement, the Ancillary Agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each of the Parties further agrees that, to the fullest extent permitted by applicable Legal Requirements, service of any process, summons, notice or document in accordance with the provisions of Section 8.5 will be effective service of process for any claim, action, suit or other Legal Proceeding in the Chosen Courts with respect to any matters to which it has submitted to jurisdiction as set forth in this paragraph. The Parties hereby agree that a final judgment in any such claim, suit, action or other Legal Proceeding will be conclusive, subject to any appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance and injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for the posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.15        Severability. Any term or provision of this Agreement (or part thereof) that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement (or part thereof) is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision (or part thereof), to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 8.16        No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative recovery with respect to any matter arising out of the same facts and circumstances (including with respect to any recoveries that may arise out of ARTICLE IV).

Section 8.17        Tax Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by applicable Legal Requirement, for all U.S. federal income tax purposes as either (i) a non-taxable contribution by Remainco to Spinco, or (ii) a distribution by Spinco to Remainco, in each case, made immediately prior to the Spin-Off. Any Indemnity Payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect of Taxes imposed on or attributable to such Indemnity Payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.

Section 8.18        Advisors. It is acknowledged and agreed by each of the Parties hereto that Remainco, on behalf of itself and the other members of the Remainco Group, has retained each of the Persons identified on Schedule 8.18 to act as counsel in connection with this Agreement, the Merger Agreement, the Ancillary Agreements, the Internal Restructuring and the other transactions contemplated hereby and thereby and that the Persons listed on Schedule 8.18 have not acted as counsel for Spinco or any other member of the Spinco Group in connection with this Agreement, the Merger Agreement, the Ancillary Agreements, the Internal Restructuring and the other transactions contemplated hereby and thereby and that none of Spinco or any member of the Spinco Group has the status of a client of the Persons listed on Schedule 8.18 for conflict of interest or any other purposes as a result thereof. Spinco hereby agrees, on behalf of itself and each other member of the Spinco Group that, in the event that a dispute arises after the Separation Effective Time in connection with this Agreement, the Merger Agreement, the Ancillary Agreements, the Internal Restructuring and the other transactions contemplated hereby and thereby between Remainco and Spinco or any of the members of their respective Groups, each of the Persons listed on Schedule 8.18 may represent any or all of the members of the Remainco Group in such dispute even though the interests of the Remainco Group may be directly adverse to those of the Spinco Group. Spinco further agrees, on behalf of itself and each other member of the Spinco Group that, with respect to this Agreement, the Merger Agreement, the Ancillary Agreements, the Internal Restructuring and the other transactions contemplated hereby and thereby, the attorney-client privilege and the expectation of client confidence belongs to Remainco or the applicable member of the Remainco Group and may be controlled by Remainco or such member of the Remainco Group and shall not pass to or be claimed by Spinco or any member of the Spinco Group.

Section 8.19      Construction.

(a)        For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)        The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)        As used in this Agreement, unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)        As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e)        As used in this Agreement, the terms “or,” “any” or “either” are not exclusive.

(f)        Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits or Schedules to this Agreement.

(g)        As used in this Agreement, the terms “hereunder,” “hereof,” “hereto,” “herein” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular Section or other provision.

(h)        The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i)         Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

(j)         Unless the context requires otherwise, references in this Agreement to “Remainco” shall also be deemed to refer to the applicable member of the Remainco Group, references to “Spinco” shall also be deemed to refer to the applicable member of the Spinco Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Remainco or Spinco shall be deemed to require Remainco or Spinco, as the case may be, to cause the applicable members of the Remainco Group or the Spinco Group, respectively, to take, or refrain from taking, any such action.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

REXNORD CORPORATION

By:	/s/ Todd A. Adams
Name:	Todd A. Adams
Title:	President and Chief Executive Officer

LAND NEWCO, INC.

By:	/s/ Todd A. Adams
Name:	Todd A. Adams
Title:	President

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

REGAL BELOIT CORPORATION

By:	/s/ Louis V. Pinkham
Name:	Louis V. Pinkham
Title:	Chief Executive Officer